Exhibit 10.1

PACIFIC MERCANTILE BANCORP

AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT

DATED AS OF FEBRUARY 28, 2012

(i)

(ii)

TABLE OF CONTENTS

		Page
11.8	Headings	43
11.9	Severability	43
11.10	Counterparts	43

EXHIBIT A	Names and Addresses of and Allocation of Common Stock Shares between the Purchasers	A-1
EXHIBIT B	Form of Warrant
EXHIBIT C	Form of Registration Rights Agreement

(iii)

AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of February 28, 2012 among PACIFIC MERCANTILE BANCORP, a California corporation (the “Company”), and the Carpenter Funds (as defined below) (each, a “Purchaser” and collectively, the “Purchasers”). The Purchasers and the Company are collectively referred to herein as the “Parties” and each may be individually referred to herein as a “Party.” Certain terms with initial capital letters in this Agreement are defined in Article I hereof.

RECITALS

A. The Company is a bank holding company, registered as such under the BHCA and is the record and beneficial owner of 100 percent of the issued and outstanding capital stock of Pacific Mercantile Bank, a California banking corporation (the “Bank”).

B. The Company has issued two series of preferred stock, one series of 190,000 shares designated as its “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-1 Preferred Stock” or “Series B-1 Shares”), and the second series of 110,000 shares designated as its “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-2 Preferred Stock” or “Series B-2 Shares”), each series with the rights, preferences and privileges set forth in the Series B Preferred Stock Certificate of Determination which has been filed with the California Secretary of State (the “Series B Certificate of Determination”). The Series B-1 Shares and the Series B-2 Shares shall be jointly referred to herein as the “Series B Shares.” The Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be jointly referred to herein as the “Series B Preferred Stock.”

C. The Company previously executed that certain Series B Stock Purchase Agreement as of August 26, 2011 (the “Series B Stock Purchase Agreement”) among the Company, each of the Purchasers, and SBAV LP, a Delaware limited partnership (“SBAV”), pursuant to which the Company sold 37,000 Series B Shares to the Purchasers and 75,000 Series B Shares to SBAV on August 26, 2011.

D. On August 26, 2011, the Company and the Purchasers entered into that certain Additional Series B Stock Purchase Agreement (the “Additional Series B SPA”) providing for the sale by the Company to the Purchasers and the purchase by the Purchasers of an additional $10.8 million of Series B Shares;

E. On August 26, 2011, the Company and the Purchasers entered into that certain Common Stock Purchase Agreement (the “Predecessor CSPA”), pursuant to which the Company agreed to sell to the Purchasers, and the Purchasers agreed to purchase from the Company, in a private placement, common stock of the Company at the Purchase Price (as hereinafter defined) per share, for an aggregate amount of $15,500,000; and

F. By this Agreement, the Company and the Purchasers are amending and restating the Predecessor CSPA in its entirety to provide for the Company to sell to the Purchasers, and for the Purchasers to purchase from the Company, in the private placement, shares of Company common stock at the Purchase Price per share, for an aggregate amount of $26,300,000 (the “Common Stock Shares”) and terminating the Additional Series B SPA in its entirety, as a result of which that Agreement is no longer in force or effect; and

G. The sale and purchase of the Common Stock Shares is exempt from the registration and prospectus delivery requirements of the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. When used in this Agreement, each of the following terms shall have the following meaning unless the context otherwise requires:

“2011 10-K” shall have the meaning ascribed to such term in Section 4.1(b).

“ALLL” shall have the meaning ascribed to such term in Section 4.22(c).

“Affiliate” means an “affiliate” or “associate”, as defined under SEC Rule 405.

“Affiliated Group” shall have the meaning ascribed to such term in Section 4.16(a)(i).

“Agent” shall have the meaning ascribed to such term in Section 4.36.

“Agreement” means this Common Stock Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be hereafter amended.

“Amended Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement (also sometimes be referred to herein as the “Amended Rights Agreement”), which is being entered into concurrently herewith and which supersedes in its entirety that certain Investment Rights Agreement entered into by the Parties on August 26, 2011 (the “Predecessor Rights Agreement”) which, as a result, is and shall be of no further force or effect.

“Amended Registration Rights Agreements” means that certain Registration Rights Agreement attached as Exhibit B hereto, which supersedes in its entirety that certain Registration Rights Agreement attached as Exhibit B to the Additional Series B SPA (the “Predecessor Registration Rights Agreement”), which the Parties agree is of no further force or effect.

“Applicable Law” shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Company or the Bank or their respective properties or assets.

“Bank” shall have the meaning ascribed to such term in Recital A.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA under which any current or former director, officer, employee or consultant of the Company or the Bank is a participant or is eligible to receive any benefits, including incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies or programs.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Book Value Per Share” means the Company’s common shareholders’ equity (inclusive of goodwill and other intangible assets of the Company), divided by the total number of the Company’s shares of Common Stock outstanding, as set forth in or determined from whichever of the Company’s Form 10-Q, Form 10-K or other SEC Report was last filed before the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“CEO” shall have the meaning ascribed to such term in Section 4.9(e).

“CFO” shall have the meaning ascribed to such term in Section 4.9(e).

“California Secretary” means the Office of the Secretary of State of the State of California.

“Carpenter Funds” means Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P.; of which the general partner is Carpenter Fund Manager GP, LLC.

“Carpenter Regulatory Approvals” shall have the meaning ascribed to such term in Section 6.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended or recodified.

“CGCL” means the California General Corporations Law, as in effect on the date hereof and as may be amended hereafter.

“Change in Control Arrangements” means all plans, contracts, programs, agreements, policies and other arrangements (whether written or unwritten) which provide for (i) the making of any material payment (including, without limitation, any severance, unemployment compensation, parachute) payment to, (ii) any material increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any material compensation or material benefits of, any of the current or former directors, officers, employees or consultants of the Company or the Bank on or by reason of the consummation of any transaction or series of related transactions with any person that would result in (A) the persons who were the holders of all of the outstanding voting shares of the Company or the Bank immediately prior to the consummation of such transaction ceasing to own at least fifty-one percent (51%) of the shares of voting stock of the Company or the Bank (as the case may be), or (B) all or substantially all of the assets of the Company or the Bank being sold or otherwise transferred to another person (other than a person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of the Company or the Bank).

“Claims Notice” shall have the meaning ascribed to such term in Section 7.4(a).

“Classified Assets” shall mean all OREO and all loans which have been classified as “substandard,” “doubtful,” or “loss” (or words of similar import) by the Bank, or an applicable Regulatory Authority.

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Common Stock” means the Company’s common stock, without par value.

“Common Stock Sale” means the sale of the Company’s Common Stock Shares pursuant to, and in accordance with, this Agreement.

“Common Stock Shares” shall have the meaning ascribed to such term in Recital F.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as amended.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company 2011 Balance Sheet” shall have the meaning ascribed to such term in Section 4.9(c).

“Company Articles” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Bylaws” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Consolidated Financial Statements” shall have the meaning given to such term in Section 4.9(b).

“Company Disclosure Schedule” and “Company Schedules” shall mean the disclosure schedules referenced in Article IV of the Agreement which have been separately delivered by the Company at or prior to execution of this Agreement to the Purchasers, or their officers, managers or general partners, as the case may be.

“Company Incentive Shares” shall have the meaning ascribed to such term in Section 4.4(b).

“Company Material Contracts” has the meaning ascribed to such term in Section 4.18.

“Company Permits” shall have the meaning ascribed to such term in Section 4.12(a).

“Company Regulatory Approvals” shall have the meaning ascribed to such term in Section 6.2.

“Company Stock” means the issued and outstanding capital stock of the Company.

“Company Update(s)” shall have the meaning ascribed to such term in the preamble to Article IV.

“Derivative Instrument” means any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company’s 2011 Balance Sheet and is a derivatives contract.

“DFI” means the Commissioner of the Department of Financial Institutions of the State of California.

“DTC” means The Depository Trust Company.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” and “FRB” both mean the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“Financial Code” means the California Financial Code, as amended from time to time.

“Form 8-K” shall have the meaning ascribed to such term in Section 9.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended from time to time.

“Governmental Authority” and “Governmental Entity” shall each mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, government commission or tribunal, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of CERCLA.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that customer deposits and similar obligations shall not be included as Indebtedness.

“Indemnification Claim” shall have the meaning ascribed to such term in Section 8.3(b).

“Indemnified Party” shall have the meaning ascribed to such term in Section 8.1.

“Indemnifying Payments” shall have the meaning ascribed to such term in Section 8.5(d).

“Indemnity Termination Date” shall have the meaning ascribed to such term in Section 8.3(a).

“Insurer” shall have the meaning ascribed to such term in Section 4.30.

“Insolvent” means, with respect to any Person (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

“Investor” means a Purchaser or any transferee or assignee thereof to whom a Purchaser assigns its rights under the Amended Registration Rights Agreement and who agrees to become bound by the provisions of such Agreement in accordance with the terms thereof and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under the Amended Registration Rights Agreement and who agrees to become bound by and to comply with the terms and provisions thereof.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” and “knowledge of the Company” means the actual knowledge of any of the President of the Company, the Chief Financial Officer of the Company, the Chief Operating Officer of the Bank or the Chief Credit Officer of the Bank.

“Liability” means and includes for any Person all items of Indebtedness (including, without limitation, capitalized lease obligations), whether direct, indirect or contingent, which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Indebtedness is to be determined, and also includes all Indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such Indebtedness or to supply or advance sums or otherwise, and any guarantee of any such item of Indebtedness or any other obligation or any assurance with respect to the financial condition of any other Person, including without limitation any purchase or repurchase agreement (but not including endorsements of instruments for deposit or collection in the ordinary course of business).

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, equitable interest, claim, lien or charge, any conditional sale or other title retention agreement in the nature thereof or any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) of any asset or property, any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“Loan Investor” shall have the meaning ascribed to such term in Section 4.30.

“Loans” means loans, extensions of credit (including guaranties) and commitments to extend credit.

“Losses” means any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, the diminution in value of the Common Stock Shares shall only be considered a “Loss” for purposes of this Agreement, if, and only if, the cause of such diminution in value is the breach of this Agreement by Company.

“Material Adverse Effect” means, when used in connection with any entity, any change, effect, or circumstance that has or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations, assets or prospects of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity and its Subsidiaries to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

“Mortgage Finance Agency” shall have the meaning ascribed to such term in Section 4.30.

“Nonperforming Assets” shall mean all loans for which interest is past due more than 90 days and/or is not accruing, and all loans restructured when there has not been a history of past performance on debt service in accordance with the contractual terms of the restructured loans, and all OREO.

“Other Real Estate Owned” and “OREO” both mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Other Transaction Documents” means the Amended Registration Rights Agreement and any other agreement to be executed and delivered by the Parties hereto concurrently with the execution and delivery of this Agreement or with the consummation of the transactions contemplated hereby.

“Party” shall have the meaning ascribed to such term in the Preamble.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business of the Company or the Bank, (ii) Liens for Taxes, assessments and other similar governmental charges or statutory Liens that are not yet due and payable or which are being contested in good faith, (iii) pledges of assets by the Company or the Bank in the ordinary course of business, including to secure public deposits or borrowings, and (iv) Liens that arise under zoning, land use and other similar laws and other imperfections of title or other Liens that do not, individually or in the aggregate, materially affect the value of the property subject thereto (as carried on the consolidated balance sheet of the Company) and do not materially impair the use of the property subject thereto as presently used and Liens on those properties which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Person” means any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity.

“Preferred Stock” means the Series B Preferred Stock and the Series C Preferred Stock (as hereinafter defined).

“Previously Disclosed” means disclosed in writing in a Disclosure Schedule to this Agreement or in the SEC Reports.

“Purchase Price” shall mean the greater of Book Value Per Share or $6.26 per share.

“Purchasers” shall have the meaning ascribed to such term in the Preamble.

“Purchasers Disclosure Schedule” and “Purchasers Schedules” shall mean the disclosure schedules referenced in Article V of the Agreement which have been separately delivered by each Purchaser at or prior to execution of this Agreement to the Company.

“Regulatory Agreement” shall have the meaning ascribed to such term in Section 4.13.

“Regulatory Authority” shall have the meaning ascribed to such term in Section 4.9(f).

“Restricted Securities” shall have the meaning ascribed to such term in Section 5.7.

“Returns” shall have the meaning ascribed to such term in Section 4.16(a)(iii).

“SBAV Investor Rights Agreement” means that certain Investor Rights Agreement entered into by and between the Company and SBAV on August 26, 2011

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means those reports and schedules filed by the Company with the SEC pursuant to the Exchange Act from January 1, 2009 through the date of the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Certificate of Determination” means the Company’s Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series B Shares in the form such Certificate was filed with the California Secretary on August 16, 2011.

“Series B Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B Shares”.

“Series B-1 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-1 Shares”.

“Series B-2 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-2 Shares”.

“Series B Stock Purchase Agreement” shall have the meaning ascribed to such term in Recital C to this Agreement.

“Series C Preferred Stock” means the Company’s Series C Convertible 8.4% Noncumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series C Shares”.

“Severance Arrangements” means all agreements, plans, contracts, programs, arrangements and policies of the Company or the Bank that provide for the payment or continuation of compensation or benefits to any of their respective current or former directors, officers or employees or consultants on or by reason of or following a termination of employment or cessation of service of such director, officer, employee or consultant with the Company or the Bank.

“Subsidiary” of a corporation or other Person shall mean any other corporation or any limited liability company, partnership, joint venture or other legal entity of which the corporation or other Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity ownership interests which entitle the holders thereof to vote generally in the election of the board of directors or other governing body of such other corporation, or any such limited liability company, partnership, joint venture or other legal entity.

“Taxes” shall have the meaning ascribed to such term in Section 4.16(a)(ii).

“Termination Date” shall have the meaning ascribed to such term in Section 10.1(a).

“Third Party Claim” shall have the meaning ascribed to such term in Section 7.4(b).

“Undisputed Amount” shall have the meaning ascribed to such term in Section 7.4(a).

“Warrants” means the warrants to purchase shares of Common Stock in substantially the form attached hereto as Exhibit B, which, subject to satisfaction of the conditions contained in this Agreement, will be sold and issued to the Purchasers at the Warrant Price and will entitle the Purchasers to purchase shares of Common Stock at the price set forth in the Warrant (the “Warrant Exercise Price”).

“Warrant Price” means the price paid by the Purchasers for the Warrants at the rate of $0.125 per underlying Warrant Share.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

1.2 Rules of Construction. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement. Words and phrases defined in the plural shall also be used in the singular and vice versa and shall be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used under GAAP.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK SHARES

2.1 Purchase and Sale of Common Stock Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell and issue to the Purchasers the number of Common Stock Shares determined by dividing the Purchase Price into the aggregate Purchase Price, which is $26,300,000. The Company shall sell and issue to each Purchaser, and each Purchaser shall purchase from the Company, a number of Common Stock Shares equal to the result obtained from dividing the total dollar amount of Common Stock Shares set forth opposite such Purchaser’s name on Exhibit A by the Purchase Price. No fractional shares shall be issued. In lieu of fractional shares, the number of Common Stock Shares purchased by each Purchaser will be rounded to the nearest whole number and the aggregate Purchase Price will be adjusted accordingly.

2.2 Purchase and Sale of Warrants. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell and issue to each Purchaser the number of Warrants set forth opposite such Purchaser’s name on Exhibit A hereto and each such Purchaser shall purchase, severally and not jointly, that number of Warrants from the Company at the Warrant Price of $0.125 per Warrant. Each such Warrant shall be exercisable into one share of Company Common Stock.

2.3 Time and Place of Closing. The closing of the sale by the Company and the purchase by the Purchasers of the Common Stock Shares and Warrants (the “Closing”) shall take place on the fifteenth (15th) Business Day immediately following the later of (i) the receipt by the Carpenter Funds of the Carpenter Regulatory Approvals, and (ii) the date on which the conditions set forth in Article VII are satisfied (other than those conditions that by their nature are to be satisfied at the Closing or waived pursuant to this Agreement), or such other date as may be agreed upon by the Company and the Purchasers (the “Closing Date”). The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California.

ARTICLE III

CLOSING DELIVERIES

3.1 Company Deliveries at Closing. At the Closing, the Company shall execute, or shall deliver to each Purchaser, the following documents and instruments:

(a) Common Stock Certificates. One or more Common Stock Certificates to evidence the ownership by such Purchaser of the number of Common Stock Shares being purchased by it pursuant to this Agreement, endorsed with restrictive legends(s) substantially in the form set forth in Section 9.1 below.

(b) Stock Purchase Warrants. Warrants being purchased by such Purchaser pursuant to this Agreement, each in the form of Exhibit B hereto, entitling each such Purchaser to purchase, subject to the terms and conditions and the transfer restrictions set forth in the Warrants, up to the number of Warrant Shares set forth opposite such Purchaser’s name on Exhibit A hereto.

(c) Officers’ Certificate. A certificate executed by the President or Chief Financial Officer of the Company, in their capacities as such, certifying that

(i) the execution, delivery and performance of this Agreement by the Company have been approved by all requisite corporate action of the Company,

(ii) the representations and warranties of the Company set forth in Article IV hereof, as modified by the Company Disclosure Schedules or SEC Reports, are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the date hereof and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and

(iii) the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) Good Standing Certificates. Good Standing Certificates issued by the Office of the Secretary of State, or similar office, of each jurisdiction in which the Company and the Bank are qualified to do business and dated not more than five (5) Business Days preceding the Closing Date, certifying that each of the Company and the Bank is in good standing in such jurisdiction.

(e) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Company, duly executed by it and such other documents relating to the transactions contemplated by this Agreement as such Purchasers or their counsel may reasonably request.

(f) Receipt. A receipt or cross receipt executed by an officer of the Company confirming its receipt of (i) a copy of this Agreement duly executed by each Purchaser; (ii) the aggregate Purchase Price paid by each Purchaser for the Common Stock Shares purchased by it hereunder, (iii) the aggregate Warrant Price paid by each Purchaser for the Warrants purchased by it hereunder and (iv) the Other Transaction Documents required to be executed and delivered by any of the Purchasers.

3.2 Deliveries of the Purchasers. At the Closing, each Purchaser shall have paid to the Company the aggregate Purchase Price, in same day funds, of the Common Stock Shares it is purchasing hereunder and each such Purchaser shall execute and/or deliver, or cause to be delivered to the Company:

(a) Purchase Price and Warrant Price. The full Purchase Price of such Common Stock Shares and the full Warrant Price of such Warrants, paid in cash by wire transfer of same day funds to the Company pursuant to the wire instructions provided by the Company.

(b) Officers’ Certificate. A certificate executed by an officer or general partner of the Purchaser, in their capacities as such, certifying that

(i) the representations and warranties of the Purchaser set forth in Article V hereof are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the Closing Date, except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and

(ii) the Purchaser has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Receipt. A receipt or cross receipt executed by such Purchaser, confirming its receipt of (i) a copy of this Agreement duly executed by the Company; (ii) the Common Stock Certificate(s) issued in the name of such Purchaser, (iii) the Warrants issued in the name of such Purchaser, and (iv) the Other Transaction Documents required to be executed and delivered by or on behalf of the Company

(d) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Purchasers, duly executed by them and such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that as of the date hereof, the statements contained in this Article IV are true and correct, except as specified in such representation or warranty or as otherwise set forth in (i) the corresponding sections or subsections of the Company Disclosure Schedules or (ii) SEC Reports (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures included therein to the extent that they are forward-looking in nature); provided, however, that, with respect to the Company Disclosure Schedules, for any such disclosure to be effective, it must indicate the specific section of this Agreement to which it relates (except that any information set forth in any one such Schedule pertaining to the representations and warranties in this Article IV shall be deemed to apply to each other applicable section of this Article IV if the relevance of such disclosures to the information called for in such other section or sections is reasonably apparent); provided, further, that, with respect to the SEC Reports, for any such disclosure to be effective, the relevance of such SEC Report to the representations and warranties in this Article IV must be reasonably apparent. The disclosure of any information in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

No later than three (3) Business Days prior to the Closing Date, the Company shall supplement or amend the Schedules identified in this Article IV in writing with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules or in the representations and warranties of the Company herein which have been rendered inaccurate by such matter (the “Company Update(s)”); provided, however, that with respect to any matters that constitute a Material Adverse Effect, the required Company Update shall be given promptly after the Company has Knowledge of the matter rather than three (3) Business Days prior to the Closing. In any event, if any Company Update is made and discloses matters that constitute a Material Adverse Effect that was not Previously Disclosed and the Purchasers have not, in their reasonable discretion, had an adequate opportunity to review and investigate the matter disclosed as of the scheduled Closing Date, or the Parties have not come to a resolution with respect thereto, notwithstanding any other provision of this Agreement to the contrary, the Purchasers may postpone the Closing for up to ten (10) Business Days. In the event that an individual Company Update or more than one Company Update in the aggregate constitute(s) a Material Adverse Effect, each of the Purchasers may, in their separate election, notify the Company in writing that it is terminating the Agreement under Section 10.1(c) provided that any terminating Purchaser delivers such notice not later than ten (10) Business Days after receipt of the last of the applicable Company Update(s). Upon timely delivery of a Purchaser’s proper notice of its election to terminate the Agreement to the Company pursuant to the immediately preceding sentence, all duties and obligations of the Company and the terminating Purchaser under this Agreement shall terminate and be null and void ab initio. In the event the Closing occurs, the relevant representations and warranties of the Company to which the Company Updates relate shall be amended to the extent set forth in the Company Updates and such Company Updates will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed if Company had not provided such Company Updates.

Subject to the two immediately preceding paragraphs, as of the date of this Agreement (except to the extent any of the following representations and warranties expressly relates to a specific date and/or time, in which case the representation and warranty shall relate only to that specific date and/or time), the Company represents and warrants to each Purchaser as follows:

4.1 Organization of the Company and the Bank.

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the BHCA. The Company has only one consolidated Subsidiary, which is the Bank and has two unconsolidated Subsidiaries, which are grantor trusts that issued trust preferred securities on the Company’s behalf. The Bank has been duly organized, and is incorporated, validly existing and in good standing under the laws of California. Each of the Company and the Bank are in good standing under laws of each jurisdiction in which it is qualified to do business. The Bank is a California state chartered bank and is duly licensed by the DFI as a commercial bank and is a member of the Federal Reserve System and its deposits are insured by the FDIC as set forth in FDIC regulations. Each of the Company and the Bank has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and the Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or Bylaws. True and complete copies of all minute books of the Company and of the Bank, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2010 to the date hereof, have been made available by the Company to the Purchasers. All material actions of the Boards of Directors or any committees thereof of the Company and the Bank are reflected in such books.

4.2 Corporate Power; Due Authorization. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Other Transaction Documents, to sell and issue the Common Stock Shares and to carry out and perform its obligations under this Agreement and the Other Transaction Documents. At a special shareholders meeting held on January 26, 2012, the Company’s shareholders approved the acquisition by the Carpenter Funds of more than 20% of the Company’s outstanding voting shares as required by NASDAQ Marketplace Rule 5635, and except as set forth in Section 4.2 of the Company Disclosure Schedule, no further shareholder approval is required to sell and issue the Common Stock Shares and to carry out and perform its obligations under this Agreement and the Other Transaction Documents. The Company’s board of directors has duly approved and authorized the execution and delivery of and the performance by the Company of its obligations under this Agreement and the Other Transaction Documents. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, as applicable. This Agreement and the Other Transaction Documents, constitutes (or at the Closing will constitute, as applicable) a valid and legally binding obligation of the Company, which is enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Other Transaction Documents, by the Company does not and the performance of this Agreement by the Company will not (i) conflict with or violate any provision of the Company Articles or the Company Bylaws or the Articles of Incorporation or the Bylaws of the Bank, (ii) conflict with, or breach or violate any Applicable Law or Company Material Contracts (assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) require any consent or approval under, result in any breach of or any loss of any material benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or the Bank or on the Common Stock Shares pursuant to any contract or other agreement to which the Company or the Bank is a party or to which the Company or the Bank or any of their respective assets are subject, or any the Company Permit, except, in the case of clauses (ii) and (iii) above in this Section 4.3(a), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consents or approvals or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Except for those consents, approvals, authorizations, permits or notifications set forth in Section 4.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Other Transaction Documents does not, and the performance of this Agreement and the Other Transaction Documents by the Company will not, require the Company or the Bank to obtain any consent, approval, authorization or permit of, or to make any filing with or provide any notification to, any Governmental Entity.

4.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of the Company. As of the date hereof, the authorized capital stock of the Company consists of (a) 2,000,000 shares of the Preferred Stock, no par value per share, and (b) 85,000,000 shares of the Common Stock, no par value per share. As of the date hereof, (i) 190,000 shares of Preferred Stock, designated as the Series B-1 Shares are authorized, of which 37,000 shares are outstanding, (ii) 110,000 shares of Preferred Stock, designated as the Series B-2 Shares are authorized, of which 75,000 shares are outstanding, (iii) 300,000 shares of Preferred Stock, designated as Series C Preferred Stock are authorized, of which none are outstanding, (iv) aside from the Preferred Stock described in the immediately preceding clauses (i), (ii) and (iii), no other shares of Preferred Stock are designated or outstanding, and (v) 12,454,045 shares of the Common Stock, are validly issued and are outstanding. All such outstanding shares of Preferred Stock and Common Stock are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights). No shares of the Preferred Stock or Common Stock are held in the treasury of the Company or by any of its Subsidiaries.

(b) Options, Warrants, Reserved Shares. As of the date hereof (i) 2,105,263 shares of Common Stock are reserved for issuance on conversion of Series B Shares, (ii) 1,704,555 shares of Common Stock are reserved for issuance on exercise of currently outstanding Company Options or Company Options or equity awards that may be granted in the future under the Company shareholder-approved equity incentive plans (the “Company Incentive Shares”), and (iii) 761,278 shares of Common Stock are reserved for issuance on exercise of the Warrants. Except as set forth in the preceding sentence or in the Amended Investor Rights Agreement and in the SBAV Investor Rights Agreement (collectively, the “Investor Rights Agreements”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or any of its Subsidiaries of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock or that of any of its Subsidiaries. Except as set forth in the Investor Rights Agreements, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Company or any other person), pursuant to any agreement or commitment of the Company.

4.5 Capitalization of the Bank. As of the date hereof, the authorized capital stock of the Bank consists of (i) 10,000,000 shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. All of the issued and outstanding shares of the common stock of the Bank were validly issued and are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights) and are owned by the Company free and clear of any Liens. No shares of Bank common stock are held in the treasury of the Bank. The Bank does not have any arrangements or commitments obligating it to sell or issue any shares of its capital stock or any securities convertible into or having the right to purchase any shares of its capital stock.

4.6 Valid Issuance of Common Stock Shares. When issued and sold against receipt of the Purchase Price therefor as provided in this Agreement, the Common Stock Shares sold hereunder will be duly authorized and validly issued, fully paid and non-assessable, and, subject to accuracy of the representations and warranties of the Purchasers in Article V, will be issued in compliance with applicable federal and state securities laws. The Common Stock Shares will be free and clear of any Liens or encumbrances, other than (i) any Liens or encumbrances created by or imposed upon the holders through any action of the Purchasers and (ii) restrictions on transfer under state and/or federal securities laws or the Amended Registration Rights Agreement. Except as set forth in this Agreement, the Investor Rights Agreements, and the Amended Registration Rights Agreement, the Common Stock Shares sold hereunder will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer.

4.7 Offering of the Common Stock Shares. Subject in part to, and assuming the accuracy of, the representations and warranties made by the Purchasers in Article V hereof, the offer and sale of the Common Stock Shares to the Purchasers pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act, and the securities registration and qualification requirements of the applicable securities laws of the states in which the Purchasers are resident based upon their addresses set forth on Exhibit A hereto.

4.8 Absence of Certain Changes. Since December 31, 2011, except as specifically contemplated by, or as disclosed in, this Agreement, the SEC Reports or Section 4.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business in, and has not engaged in any material transaction other than according to, the usual and ordinary course consistent with past practice and, since such date, there has not been:

(a) any Material Adverse Effect with respect to the Company or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2011) which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company;

(b) any issuance of capital stock other than the issuance of 143,770 shares of common stock on the conversion of 11,000 shares of Series A Convertible 10% Cumulative Preferred Stock and the issuance of 37,272 shares of common stock issued as dividends on the Series A Preferred Stock immediately prior to conversion into common stock (and other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options (other than options issued to Company officers, directors or employees with a strike price at or above market value at the date of grant issued pursuant to the Company’s stock option plan), warrants or rights to acquire capital stock (other than the Warrants and other than the other rights granted to each Purchaser hereunder);

(c) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or the Bank, whether or not covered by insurance;

(d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or the Bank, other than the payment by the

Company of all accrued but unpaid dividends on the shares of the Series A Preferred Stock, such dividends to be paid in shares of Common Stock rather than cash, in connection with the conversion of such shares into Common Stock;

(e) any material change in any method of accounting, accounting principles or accounting practice by the Company or the Bank except as may be required by GAAP or any Regulatory Authority;

(f) any material increase in the compensation payable or that could become payable by the Company or the Bank to officers or other management employees whose base salaries exceed $100,000 per year or any amendment of any of the Benefit Plans, other than (i) increases or amendments in the ordinary and usual course consistent with past practice or (ii) pursuant to any employment agreements already in existence prior to the date hereof that the Company or any of its Subsidiaries has with any such officers or other management employees;

(g) any contract or series of related contracts involving payments of more than $2,000,000 annually, except for loans made to a borrower in the ordinary course of business;

(h) any capital expenditures by the Company or the Bank (or series of related capital expenditures) involving more than $2,000,000 annually;

(i) any acceleration or prepayment of any Indebtedness for borrowed money or the refunding of any such Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business including Federal Home Loan Bank borrowings;

(j) any loan or extension of credit to any officer of the Company or its Subsidiaries other than mortgage loans, overdrafts, credit cards or home equity loans made in the ordinary course of business;

(k) any acquisition or disposition of any material assets, or any other material transaction by the Company or the Bank otherwise than in the ordinary course of business;

(l) any merger or consolidation with any other Person, or acquisition of all or a substantial portion of the assets or capital stock of any business or any corporation, partnership, association or other business organization or division thereof;

(m) any adoption of a plan of complete or partial liquidation or approval of resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or the Bank;

(n) any revaluation of any portion of its assets, properties or businesses, except as may be required by GAAP or any Regulatory Authority;

(o) any agreement or commitment by the Company or the Bank to do any of the foregoing, unless otherwise permitted herein.

The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

4.9 SEC Reports; Financial Statements; Regulatory Reports. Except as may otherwise be set forth in Section 4.9 of the Company Disclosure Schedules:

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2009. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each SEC Report (i) as of the time it was filed (or if subsequently amended, when amended), complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or if subsequently amended or superseded by an SEC Report, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in SEC Reports (the “Company Consolidated Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as may have been required by regulatory accounting principles applicable to the Company or the Bank) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Company Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders equity of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Bank as of December 31, 2011 (the “Company 2011 Balance Sheet”), between December 31, 2011 and the date hereof neither the Company nor any of its consolidated Subsidiaries has incurred any debts, liabilities or obligations (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of a nature that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Company 2011 Balance Sheet, (ii) incurred in the ordinary course of business between December 31, 2011 and the date hereof that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (iii) incurred pursuant to or provided for in this Agreement or the Other Transaction Documents or (iv) that are disclosed in Section 4.9(c) of the Company Disclosure Schedules.

(d) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e) Each required form, report and document filed with the SEC since January 1, 2009 by the Company that contained Company Consolidated Financial Statements was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer (“CEO”) and chief financial officer (“CFO”) pursuant to the Sarbanes-Oxley Act and, except as otherwise set forth in its SEC Reports or in Section 4.9(e) of the Company Disclosure Schedule, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, and except as may have been set forth in such reports or other filings, did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act and has not been modified or withdrawn. Since January 1, 2009, the Company is and has been in compliance in all material respects with any and all other applicable requirements of the Sarbanes-Oxley Act that were effective as of that date and made applicable to the Company. Neither the Company nor any of its officers has received a notice in writing from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Reference is hereby made to, and there is incorporated herein by this reference, the certifications of the Company’s CEO and CFO contained in the 2011 10-K regarding the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(f) Since January 1, 2009, each of the Company and the Bank has timely filed all material documents and reports relating to each of the Company and its Subsidiaries required to have been filed with FRB, the FDIC, the DFI or any other Governmental Authority having jurisdiction over the Company’s or the Bank’s business or operations (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform or will conform in all material respects with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Litigation. Except as and to the extent disclosed in SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company or the Bank (including their directors and executive officers in their capacity as directors or officers of the Company or the Bank) or for which the Company or the Bank is obligated to indemnify a third party, the outcome of which is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and (b) neither the Company nor the Bank is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that has had or is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company threatened, against the Company or the Bank (including their directors and executive officers in their capacity as directors or officers of the Company or the Bank) that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, any transaction contemplated by this Agreement.

4.11 Permits; Compliance with Applicable Laws.

(a) Each of the Company and the Bank is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (collectively, the “Company Permits”), and all such the Company Permits are valid, and in full force and effect, and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits are not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Bank.

(b) Except as may otherwise be set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor the Bank (i) is, and since January 1, 2009 was, in default or violation of (A) any the Company Permits or (B) any Applicable Laws applicable to the Company or the Bank or by which any property or asset of the Company or the Bank is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, all other fair lending laws and other laws relating to discriminatory business practices, and the requirements set forth in the rules and regulations of the Federal Reserve Board, DFI and FDIC or (ii) has received written notice of any regulatory concerns regarding its compliance with the foregoing, except in each case for any such defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except as may otherwise be set forth in Section 4.11(c) of the Company Disclosure Schedule, since January 1, 2009, neither the Company nor the Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act or any related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation with respect to those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(d) The Company and the Bank have adopted such procedures and policies as are, in the reasonable judgment of the Company’s management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the knowledge of the Company, are in material compliance with such procedures and policies.

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including, without limitation, the FRB and DFI, or except as set forth in Section 4.11(e) of the Company Disclosure Schedule or the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or the Bank is pending, or to the knowledge of the Company is threatened, nor has the Company nor the Bank received since January 1, 2009, any notification or communication in writing from any Governmental Authority (A) asserting that the Company or the Bank is not in compliance, in any material respect, with any of the

Applicable Laws which such Governmental Authority enforces or (B) threatening to revoke any the Company Permit (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

4.12 Regulatory Matters. Except as may otherwise be set forth in Section 4.12 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank (i) is a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, including without limitation any capital directive by, or any board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each, a “Regulatory Agreement”) or (ii) has been advised in writing by, and the Company does not know of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting any Regulatory Agreement. Except as set forth on Section 4.12 of the Company Disclosure Schedule, all compliance or corrective action relating to the Company or the Bank that is required by Regulatory Authorities having jurisdiction over the Company or the Bank to have been taken by either of them, and the Company and the Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor the Bank has received any written notice from any Regulatory Authority indicating that such party is not in compliance in all material respects with any Regulatory Agreement, except where the failure to have taken any such action is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company. Each of the Company and the Bank has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule lists as of the date hereof all the Company Benefit Plans providing for material compensation or other material benefits, excluding agreements with former employees under which the Company has no remaining monetary obligations. There have been made available to the Purchasers true and complete copies of (i) each such written Company Benefit Plan, including but not limited to any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any the Company Benefit Plan, and all amendments thereto, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each the Company Benefit Plan with respect to which such a filing was required to be made, and (iii) the most recent actuarial valuation for each the Company Benefit Plan, if any, that is subject to Title IV of ERISA.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) except as required by Applicable Law none of the Company Benefit Plans promises or provides retiree medical, life or other retiree welfare benefits to any person, and none of the Company Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA nor has the Company, the Bank or any ERISA Affiliate (x) maintained or contributed to or has within the past six years maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or has an obligation to contribute to a multiemployer plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any the Company Benefit Plan, which could reasonably be expected to subject the Company or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and neither the Company nor the Bank expects to incur a material tax penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (iii) to the knowledge of the Company, all the Company Benefit Plans providing for material compensation or other material benefits are in substantial compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the PBGC, IRS or Secretary of the Treasury), and the Company and the Bank have performed their respective obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans, except for any instances of non-compliance, failures to perform, or defaults or violations which do not have and are not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iv) each the Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under

Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company’s knowledge, nothing has occurred which may reasonably be expected to impair or revoke such favorable determination letter or result in loss of qualification of such plan under Section 401(a) of the Code; (v) all contributions required to have been made to any the Company Benefit Plan pursuant to Section 412 of the Code, or the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their respective due dates and all material financial obligations in respect of each the Company Benefit Plan have been properly accrued and reflected in the Company’s Company Consolidated Financial Statements; (vi) with respect to each Company Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

(c) No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. As of the date hereof there is no material pending, or to the knowledge of the Company threatened, litigation relating to the Company Benefits Plans. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar applicable state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(d) Each Company Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (i) has been operated and maintained in material compliance with Section 409A of the Code, and (ii) has been operated and maintained in good faith compliance with Section 409A of the Code during the period when Section 409A was applicable thereto.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby by the Company will limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

4.14 Labor and Other Employment Matters.

(a) Each of the Company and the Bank is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except for instances of non-compliance that do not and are not expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Bank, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or the Bank. There is no material labor dispute, strike, slowdown or work stoppage against the Company or the Bank pending against, or to the knowledge of the Company, threatened against the Company or the Bank. To the Company’s knowledge, no employee of the Company or the Bank is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant with the Company, the Bank or to a former employer relating to the right of any such employee to be employed by the Company or the Bank because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.14(b)(i) of the Company Disclosure Schedule and has made available to the Purchasers true and complete copies of all employment agreements and any Severance Agreements or Change in Control Agreements that the Company or the Bank has with any of its directors, officers, employees or consultants. Neither the execution and delivery of this Agreement or the Other Transaction

Documents, nor the consummation of the transactions contemplated hereby or thereby, as applicable, by the Company or the Bank will (A) result in any payment by the Company or the Bank or the increase of such payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or the Bank, (B) significantly increase any benefits otherwise payable to any such director, officer, employee or consultant, (C) result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, under or pursuant to any such employment agreements or Severance or Change in Control Arrangements, or (D) result in payments under any Severance or Change in Control Arrangements that the Company or Bank has with any of its directors, officers, employees or consultants which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such employment agreement or a party to or covered by any such Severance or Change in Control Arrangements has terminated his or her employment or has been terminated since January 1, 2009, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement and the Other Transaction Documents, that has given or could reasonably be expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.

4.15 Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The term “Company Group” shall mean, individually and collectively, (w) the Company, (x) the Bank, (y) the affiliated group as defined in Section 1504(a) of the Code (“Affiliated Group”) of which the Company is or has been a member at any time; and (z) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502 6, or pursuant to any other provision of federal, state, local or foreign law or regulations, including without limitation as part of a combined or unitary group.

(ii) The term “Taxes” shall mean all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, self dealing or prohibited transactions taxes, customs, duties, capital stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect, whether disputed or not.

(iii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, employment agreement or Benefit Plan, including any schedule or attachment thereto, and including any amendments thereof.

(b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of any members of the Company Group prior to the Closing Date have been, or will be, duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete in all material respects. All Taxes owed by any members of the Group (whether or not shown on any Return) have been paid in full on a timely basis, and no other Taxes are owing or payable by the Company Group with respect to items or periods covered by such Returns or with respect to any taxable period ending prior to the date of this representation and warranty for which a Return was due prior to such date (except for any Taxes being contested in good faith by the Company or any other member of the Company Group). No claim has ever been made in writing by a Governmental Authority for any jurisdiction where any member of the Company Group does not file Returns that any such member is or may be subject to taxation by that jurisdiction. No Liens or attachments exist on or with respect to any of the assets of the Company Group or of any members thereof that arose in connection with any failure or alleged failure to pay any Taxes. Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Sections 1441 through 1446 of the Code). The Company and the Bank have timely complied with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back up withholding and furnishing of Forms 1099 and all similar reports).

(c) No Excess Parachute Payments. Neither the Company Group nor any member thereof is a party to any agreement, contract, or arrangement that would, due to the consummation of the transactions contemplated hereby, result in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

4.16 Transactions with Interested Persons. Except as disclosed in the SEC Reports or Section 4.16 of the Company Disclosure Schedule, no executive officer or director of the Company or the Bank nor, to the knowledge of the Company, any member of the immediate family of any such executive officer or director, is presently a party to any transaction with the Company or the Bank of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, neither the Company nor the Bank has any transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

4.17 Material Contracts. Except as set forth on Section 4.17 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to or bound by any contract, commitment or other agreement (written or oral) that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) imposes any non-competition, non-solicitation or similar covenants on the Company or the Bank, or (c) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement (each a “Company Material Contract” and collectively the “Company Material Contracts”). Each Company Material Contract is valid and binding on whichever of the Company or the Bank is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and whichever of the Company or the Bank that is a party thereto has performed all of its material obligations required to be performed by it to the date hereof under each such Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all respects performed all material obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or the Bank. Neither the Company nor the Bank has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

4.18 Indebtedness and Other Contracts. Except as set forth on Section 4.18 of the Company Disclosure Schedule or the SEC Reports, neither the Bank nor any of its Subsidiaries (a) has any outstanding Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business, or (b) is in violation of any term of or in default under any Company Material Contract relating to any Indebtedness, except where violation of any term is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.19 Capital Ratios. As of December 31, 2011, the Bank’s Tier 1 risk-based capital ratio was not less than 11.8%, its total risk-based capital ratio was not less than 13.1% and its Tier 1 leverage ratio was not less than 9.5%.

4.20 Loan Portfolio and OREO.

(a) The Company has disclosed to the Purchasers or their representatives the following information as of December 31, 2011: (i) each Loan made by it or the Bank with a remaining principal balance exceeding $1,000,000 that was classified by the Company or the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and the accrued and unpaid interest on each such Loan, as of December 31, 2011, and the identity of the borrowers thereunder, (ii) the aggregate amount of the other Loans, by category of Loan (i.e., commercial, commercial real estate, construction and land development, and consumer), made by the Company or the Bank that, as of December 31, 2011, were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest thereon, and (iii) each asset of the Company or the Bank that was classified as “Other Real Estate Owned” and the book value thereof, it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence are inclusive of any Loans so classified by any Governmental Entity. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, since December 31, 2011, there has been not been a material change in the value of such loans or REO that remain on the Company’s books or a material increase in the amount of such loans or REO.

(b) Each Loan in the Bank’s loan portfolio as of December 31, 2011 (a) is evidenced by notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be, (b) to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each Loan in the Bank’s loan portfolio as of December 31, 2011 to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected, except for Loans not secured by a deed of trust or mortgage that would not individually or in the aggregate have a Material Adverse Effect with respect to the Company or the Bank.

(c) The allowance for loan and lease losses (the “ALLL”) of the Company and the Bank is in compliance in all material respects with the Company’s existing methodology for determining the adequacy of its ALLL and is believed to be adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(d) Except as disclosed in Section 4.20(d) of the Company Disclosure Schedule, since January 1, 2010, no Person has made a written demand or written request on the Company or the Bank that either of them repurchase a loan sold or transferred by the Company or the Bank.

(e) Except as disclosed in Section 4.20(e) of the Company Disclosure Schedule, neither the Company nor the Bank has contingent liabilities for the potential repurchase of loans sold to any third party that either individually or in the aggregate exceeds $1,000,000.

4.21 Other Activities of the Company and the Bank.

(a) The Company engages, and since January 1, 2009 has engaged, only in activities permissible under the BHCA and applicable Federal Reserve Board regulations. The Bank engages, and since January 1, 2009 has engaged, only in activities permissible under applicable California Financial Code and Federal Reserve Board and FDIC regulations.

(b) Neither the Company nor the Bank, nor any officer or employee of the Company or the Bank acting in an agency capacity on behalf of either of them, is authorized to engage in or conduct, and does not engage in or conduct (i) any insurance activities, whether as principal, agent, broker or otherwise, or (ii) any securities sales, underwriting, brokerage, or investment management activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties.

(c) Neither the Company nor any of its Subsidiaries engages in any trust activities.

4.22 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company:

(a) Each of the Company and the Bank (i) is, and since January 1, 2009 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with, and is not subject to any material liability with respect to, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is, and since January 1, 2009 has been

(except with respect to matters that have been fully and finally settled or resolved), in material compliance with its respective Environmental Permits.

(b) Neither the Company nor the Bank has received any written notice, demand, letter, claim or request for information alleging that the Company or the Bank may be in violation of, or liable under, any Environmental Law.

(c) Since January 1, 2009, neither the Company nor the Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or the Bank is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Company’s knowledge, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or the Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any material liability or other material obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or the Bank based on or related to any Environmental Law which, if adversely determined against the Company or the Bank, would have a Material Adverse Effect on the Company.

4.23 Properties.

(a) Each of the Company and the Bank has good title to or a valid leasehold interest in all of its properties and assets free of any Liens except for Permitted Liens and, in the case of a leasehold interest, the terms and conditions of the lease to which it is subject.

(b) Section 4.23 of the Company Disclosure Schedule contains a complete and correct list of (i) all real property or premises (other than OREO) owned on the date hereof, in whole or in part by the Company or the Bank, and (ii) all real property or premises leased or subleased in whole or in part by the Company or the Bank, together with a list of all of the leases under which such properties or premises are leased or subleased and the name of the lessors thereof. None of such premises or properties have been condemned or otherwise taken by any public authority and to the knowledge of the Company: (x) no condemnation or taking is threatened or contemplated (y) no such real property is subject to any claim, contract or law which might materially and adversely affect its value or the use for the purposes now made of it by the Company or the Bank (except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease) and (z) no such property is subject to any interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property being made by the Company or the Bank, except as may would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease.

(c) Each of the leases referred to in the Company Disclosure Schedule is in full force and effect and (i) neither the Company nor the Bank, or to the knowledge of the Company the other party thereto is in default of any such lease (ii) no written notice of a claim of default by any party has been delivered to the Company or the Bank, and (ii) there does not exist any event known to the Company or the Bank that, with notice or the passing of time, or both, would constitute a default by the Company or the Bank.

4.24 Accounting Records; Data Processing.

(a) The Company and the Bank maintain records that fairly reflect, in all material respects, its material transactions and dispositions of material assets and the Company maintains a system of internal accounting controls, policies and procedures that has been designed to insure that (i) such transactions are executed in accordance with management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

(b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company or the Bank in the operation of their respective businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Company or the Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the current data processing needs of the Company and the Bank.

4.25 Insurance. The Company and the Bank are insured with reputable insurers under policies of insurance covering such risks and in such amounts as are prudent in accordance with prevailing banking industry practices. Except as disclosed in Section 4.25 of the Company Disclosure Schedule, all such policies of insurance, or predecessor policies covering similar risks, have been in full force and effect continuously during the past (5) years. Neither the Company nor the Bank has been refused any insurance coverage sought or applied for, and neither the Company nor the Bank has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect with respect to the Company.

4.26 Intellectual Property. The Company and the Bank own or have valid rights or licenses to use all Intellectual Property necessary to conduct or used in their respective businesses, free and clear of any Liens (other than Permitted Liens and the provisions of those licenses), and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually and in the aggregate, a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, the operation of the business of the Company and the Bank do not infringe or violate the Intellectual Property of any third party. None of the Company’s and the Bank’s registered, or applied for, Intellectual Property have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement. There is no claim, action or proceeding that has been brought, or, to the knowledge of the Company, has been threatened, against the Company or the Bank regarding its Intellectual Property. To the knowledge of the Company, there are no facts or circumstances affecting the Company or the Bank which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Bank and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights. Each of the Company and the Bank has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing, except for any defaults that do not and are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.27 Brokered Deposits. Except as listed in Section 4.27 of the Company Disclosure Schedule, the Bank does not have any brokered deposits, as such deposits are defined by the regulations of the FDIC at 12 C.F.R. § 337.6(9)(2).

4.28 Brokers. Except as disclosed in Section 4.28 of the Company Disclosure Schedule, the Company has not employed any investment banker, broker, financial advisor or finder in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby.

4.29 Risk Management Instruments, Derivatives and Equity Securities.

(a) Section 4.29 of the Company Disclosure Schedule contains a true, correct and complete list of all Derivative Instruments (as hereinabove defined) to which the Company or the Bank is a party or by which any of their respective properties or assets may be bound and which are material, either individually or in the aggregate, to the Company. Except as listed in Section 4.29 of the Company Disclosure Schedule, neither the Company nor the Bank is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, exchange traded or over-the-counter equity. Neither the Company nor the Bank owns any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

(b) All of the Derivative Instruments listed in Section 4.29 of the Company Disclosure Schedule were entered into in the ordinary course of business, in accordance with prudent banking practice and in compliance with all applicable rules, regulations and policies of applicable Governmental Authorities (except for any instances of non-compliance which have not and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company), with counterparties believed to be financially responsible at the time. Each of such Derivative Instruments is a legal, valid and binding obligation of the Company or the Bank and, to the knowledge of the Company, of the counterparties thereto. The Company and the Bank have performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued. Neither the Company, the Bank, nor to the knowledge of the Company, any other party thereto, is in breach, violation or default of any material obligations under such agreement or arrangement, which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

4.30 Confidentiality. Each of the Company and the Bank maintains adequate safeguards to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers in accordance with the GLB Act and other Applicable Laws and has maintained the confidentiality of its customer lists, and has not granted to any third parties any rights to use such customer lists, including, without limitation, for purposes of soliciting the Bank’s customers or consumers.

4.31 Exchange Act Registration, NASDAQ. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Global Select Market and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Select Market, nor has the Company received any notification that the SEC, the NASDAQ Global Select Market, or any Governmental Authority is contemplating terminating such registration or listing.

4.32 Mortgage Banking Business. Except as has not had and would not have a Material Adverse Effect or as may otherwise be set forth in Section 4.32 of the Company Disclosure Schedule:

(a) The Company and the Bank have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loans originated, purchased or serviced by the Company or the Bank since January 1, 2009 has satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the obligations of the Company or the Bank relating to mortgage loans set forth in any agreement between the Company or the Bank and any Mortgage Finance Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Mortgage Finance Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for failure to comply or satisfy that have not had and are not reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No Mortgage Finance Agency, Loan Investor or Insurer has (i) made a claim in writing to the Company or the Bank that either of them has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by the Company or the Bank to a Loan Investor or Mortgage Finance Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of the Company or the Bank, (iii) sought to have the Company or the Bank repurchase a mortgage loan, or (iv) indicated in writing to the Company or the Bank that it has terminated or intends to terminate its relationship with the Company or the Bank for poor performance, poor loan quality or concerns with respect to the Company’s or the Bank’s compliance with applicable laws except, in each case, for any instances that, either individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.32(b) of the Company Disclosure Schedule, neither the Company nor the Bank has any contingent liabilities for the potential repurchase of mortgage loans sold to any third party which, either individually or in the aggregate, exceeds $2,000,000.

(c) For purposes of this Section 4.32:

(i) “Mortgage Finance Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(ii) “Loan Investor” shall mean any person (including a Mortgage Finance Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

4.33 S-3 Eligibility. The Company is eligible to use a registration statement on Form S-3 (or any successor form) for a resale of the Common Stock Shares to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

4.34 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles, any certificates of determination or the laws of the jurisdiction of its formation or incorporation which is or could become applicable to each Purchaser as a result of the transactions contemplated by this Agreement and the Other Transaction Documents, including, without limitation, the Company’s issuance of the Common Stock Shares and any Purchaser’s ownership of the Common Stock Shares. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock.

4.35 No General Solicitation; Placement Agent’s Fees. Neither the Company, the Bank nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Stock Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged Keefe, Bruyette &

Woods, Inc. as placement agent (the “Agent”) in connection with the sale of the Common Stock Shares. Other than the Agent, neither the Company nor the Bank has engaged any placement agent or other agent in connection with the sale of the Common Stock Shares.

4.36 No Integrated Offering. The Company has not sold or issued, or will sell or issue any securities that would be integrated with the offering of the Common Stock Shares contemplated by this Agreement pursuant to the Securities Act and the rules and regulations or the interpretations thereunder of the SEC. Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Stock Shares to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.37 U.S. Real Property Holding Corporation. The Company is not, has never been, and does not contemplate becoming a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon any request by any Purchaser.

4.38 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect with respect to the Company.

4.39 Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Stock Shares, (ii) other than with respect to the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Stock Shares, or (iii) other than with respect to the Agent, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.40 Acknowledgement Regarding Purchaser’s Trading Activity. The Company understands and acknowledges (i) that none of the Purchasers have been asked by the Company or the Bank to agree, nor has any Purchaser agreed with the Company or the Bank, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Common Stock Shares for any specified term; (ii) that any Purchaser, and counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that (x) one or more Purchaser may engage in hedging and/or trading activities at various times during the period that the Common Stock Shares are outstanding, and (y) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Other Transaction Documents, or any of the documents executed in connection herewith provided, however, that the Company makes no representations or warranties as to the effect that such hedging and/or trading activities may have on the duration of the holding period for which the Common Stock Shares must be held for a Purchaser to be able to sell or otherwise transfer the Common Stock Shares pursuant to Rule 144 under the Securities Act either subject to or free of the volume or other restrictions thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof, the statements contained in this Article V hereof are true and correct, except as otherwise set forth in the corresponding sections or subsections of the Purchaser Disclosure Schedules:

5.1 Authorization; Corporate/Limited Liability Company/Partnership Power. Such Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) and has all requisite corporate, limited liability company or partnership (as the case may be) power and authority to execute and deliver this Agreement, to purchase the Common Stock Shares it has agreed to purchase hereunder and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby. Such Purchaser’s board of directors or other governing body (as the case may be) has duly approved and authorized the execution and delivery of and the performance by such Purchaser of its obligations under this Agreement. No other corporate, limited liability or partnership proceedings (as the case may be) on the part of such Purchaser are necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement (assuming this Agreement is a legally valid and binding obligation of the Company) constitutes a valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5.2 Agreement Not in Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, the Amended Investors Rights Agreement and the Amended Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby by such Purchaser do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate, or cause the modification, termination or acceleration of, any right, benefit or Liability under, (v) result in the creation of any Lien upon the properties or assets of such Purchaser under, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person, under the provisions including but not limited to (w) any provision of the articles of incorporation, partnership agreements, bylaws, the articles of formation, operating agreement or any other governing instruments of such Purchaser or its general partners or managers, (x) any contracts or agreements to which such Purchaser or its general partners or managers or any of their respective assets are subject or bound, (y) any material License or (z) any law, rule or regulation applicable to such Purchaser, or any judgment, order or decree or other restriction of any Governmental Authority by which such Purchaser or its general partners or managers are bound or subject (except where such conflict, breach, default, violation, modification, termination, or acceleration, or failure to obtain any authority, consent, approval, exemption or other action or to give any notice or make any policy would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents).

(b) No approval, consent or other action by, notice to, or registration or filing with, any Person is necessary for such Purchaser to enter into this Agreement or for it to perform its obligations hereunder without a violation of any law, rule or regulation applicable to such Purchaser (except where failure to obtain any approval or consent, or to give any notice or make any filing would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

5.3 Purchase for Own Account. The Common Stock Shares to be purchased by such Purchaser hereunder will be acquired for investment and only for such Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of publicly selling, granting, any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, such Purchaser does not agree to hold any of the Common Stock Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Common Stock Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such Purchaser complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

5.4 Disclosure of Information. Such Purchaser or its officers or other representatives, acting on its behalf, have received or have had full access to all the information which it or they considered necessary or appropriate to make an informed investment decision with respect to the purchase of the Common Stock Shares and the execution and delivery of this Agreement by it. Such Purchaser or its officer or other representative have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock Shares and the Company and the Bank and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or its officers or other representatives to which they or any of them had access.

5.5 Investment Experience. Such Purchaser understands and agrees as follows: (i) the Common Stock Shares have not been registered under the Securities Act or under any state securities laws, (ii) such Common Stock Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of the Purchasers contained in this Agreement, and (iii) the purchase of the Common Stock Shares by such Purchaser involves substantial risks. Such Purchaser is an experienced investor, having heretofore invested in a number of banks and bank holding companies, and such Purchaser further acknowledges and represents that: (x) it is able to fend for itself, can bear the economic risk of its investment in the Common Stock Shares and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risk of this investment and/or (y) has a preexisting personal or business relationship, either directly through its officers, directors, managers or general partner, with the Company or its directors, executive officers or controlling persons of a nature and duration that enable such Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

5.6 Accredited Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

5.7 Restricted Securities. Such Purchaser understands and agrees as follows: (i) the Common Stock Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, (ii) subject to limited exceptions, the Common Stock Shares may be not resold, disposed of or transferred, in whole or in part, without registration under the Securities Act, and (iii) such Purchaser must bear the economic risk of this investment indefinitely unless the Common Stock Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that (x) the Company has no present intention of registering the Common Stock Shares except as described in the Amended Registration Rights Agreement and (y) there is no assurance that any exemption from registration under Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of its Common Stock Shares under the circumstances, in the amounts or at the times such Purchaser might propose and, nevertheless, such Purchaser is willing to accept and assume such risks. Such Purchaser is aware of the provisions of Rule 144 of SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act on the Common Stock Shares.

5.8 Residence. If a Purchaser is a partnership, corporation, limited liability company or other entity, then such Purchaser resides in the office or offices of such Purchaser in which its investment decision was made, which is located at the address or addresses of such Purchaser set forth on Exhibit A hereto.

5.9 Brokers’ and Finders’ Fees. Neither such Purchaser, nor its officers, general partners, managers or any other person on its behalf, has incurred, and none of them will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and each of the Purchasers agrees to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to enable the Company to issue and sell and the Purchasers to purchase, the Common Stock Shares and to consummate the other transactions contemplated hereby which are required to be performed prior to or at the Closing Date, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end; provided that, for purposes of this Section 6.1, “commercially reasonable best efforts” shall not require any Purchaser to comply with any condition of any Regulatory Authority that such Purchaser sell, transfer, dispose of, divest or otherwise encumber, or hold separate, before or after the Closing, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of such Purchaser (or any of such Purchaser’s Subsidiaries or Affiliates).

6.2 Company Application for Regulatory Approval. The Company shall use its commercially reasonable best efforts as soon as reasonably practicable following the date hereof to (i) prepare and file all necessary applications, filings, and submissions, if any, with respect to this Agreement and the issuance and sale of the Common Stock Shares required under (A) the BHCA, (B) the California Financial Code, and (C) any other Applicable Law; provided, that, subject to the proviso set forth in Section 6.1, the Purchasers shall reasonably cooperate with the Company in connection with the preparation and making of all such filings; and (ii) receive from any Governmental Entity any Government approvals required by the Company (“Company Regulatory Approvals”), or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement, the issuance and sale to the Purchasers of the Common Stock Shares, and the consummation of the other transactions contemplated hereby.

6.3 Carpenter Funds Application for Regulatory Approval. (a) The Carpenter Funds shall within three Business Days of the date of this Agreement prepare and file all necessary amendments to any applications, filings, and submissions previously filed by the Carpenter Funds with any Regulatory Authorities concerning the transactions that had been contemplated by the Additional Series B SPA and the Predecessor CSPA, to reflect the terms of this Agreement and the purchase of the Common Stock Shares as required under (A) the BHCA, (B) the California Financial Code, and (C) any other applicable law; provided, that the Company shall reasonably cooperate with the Carpenter Funds in connection with the preparation and making of all such filings. The Carpenter Funds shall use their reasonable best efforts as soon as reasonably practicable following the date of this Agreement to receive from any Governmental Entity any Government approvals required by the Carpenter Funds, or any of their Affiliates (“Carpenter Regulatory Approvals”), or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the purchase by the Carpenter Funds of the Common Stock Shares, and the consummation of the other transactions contemplated hereby.

(b) In addition, the Purchasers shall:

(i) provide the Company, concurrently with the filing or submission or receipt thereof, a true, correct and complete copy of (A) each of the foregoing Government Filings and any Government Filings that may be made by or on behalf of the Purchasers at any time hereafter, and (B) each communication (that is in written, digital or electronic form) submitted by or on behalf of any of the Purchasers to, or received from, any such Regulatory Authority, with respect or relating to this Agreement or any of the Other Transaction Documents, any of the transactions contemplated hereby or thereby, or any of the Purchasers’ Government Filings, except for any information in such Government Filings that includes confidential information concerning the Investors or regulatory communications that the Investors are not permitted to share with the Company; and

(ii) use their reasonable best efforts to keep the Company informed, on a timely basis, of all discussions between either of the Purchasers or any of their legal or other representatives and any of such Governmental Authorities with respect or relating to this Agreement, any of the Other Transaction Documents, any of the transactions contemplated hereby or thereby, or any of the Purchasers’ Government Filings made pursuant hereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to the Parties’ Obligations to Close. The respective obligations of each Party to consummate the transactions to be consummated pursuant to this Agreement on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by Section 11.7 and Applicable Law.

7.2 Conditions Precedent to Consummation of this Agreement by All Parties.

(a) Approvals. All consents, approvals, filings and authorizations of any Governmental Entity or third party required to have been received by the Company, if any, pursuant to Section 6.2 and by the Carpenter Funds pursuant to Section 6.3 shall have been received and no such consents, approvals or authorizations shall contain any conditions, restrictions or requirements which would reasonably be expected to materially and adversely affect or impose any burdensome conditions on any of the Parties hereto or that would, following the Closing Date, have a Material Adverse Effect with respect to Company or a material adverse effect on the ability of such Purchaser to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

(b) No Order; No Litigation. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order (in each case, whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of the transactions contemplated by this Agreement and no litigation or court or administrative proceeding shall be pending against any of the Parties by any Governmental Entity or third party seeking to restrain, enjoin, prevent or otherwise prohibit consummation of the transactions contemplated hereby.

7.3 Conditions Precedent to Consummation of this Agreement by the Purchasers.

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) Performance of Covenants by the Company. The Company shall have performed in all material respects all of its agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(c) NASDAQ Global Select Market. The Common Stock (A) shall be listed on the NASDAQ Global Select Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the NASDAQ Global Select Market from trading on the NASDAQ Global Select Market nor shall suspension by the SEC or the NASDAQ Global Select Market have been threatened, as of the Closing Date, either (1) in writing by the SEC or the NASDAQ Global Select Market or (2) by falling below the minimum listing maintenance requirements of the NASDAQ Global Select Market.

(d) Capital Ratios. As of the end of the most recent quarter prior to the Closing Date, after giving effect to the transactions contemplated by this Agreement, and assuming (i) the payment of actual, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, and (ii) $5,000,000 of proceeds from the sale of Common Stock pursuant to this Agreement being retained by the Company, the Bank’s Tier 1 risk-based capital ratio shall be not less than 13.00%, its total risk-based capital ratio shall be not less than 14.00%,its Tier 1 leverage ratio shall be not less than 10.50%.

(e) Execution and Delivery of the Other Transaction Documents. The Company shall have executed and delivered at the Closing the Amended Registration Rights Agreement in substantially the form of Exhibit B hereto, the Common Stock Certificates pursuant to Section 3.1(a), the Warrants pursuant to Section 3.1(b), and the Officer’s Certificate referenced in Section 3.1(c) above.

(f) No Material Adverse Effect. There shall not have been since December 31, 2011 a Material Adverse Effect with respect to the Company and its Subsidiaries considered as a whole.

7.4 Conditions Precedent to Consummation of this Agreement by the Company.

(a) Representations and Warranties of the Purchasers. The representations and warranties of each of the Purchasers set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “material adverse effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not have, a material adverse effect with respect to the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, or a material adverse effect on the availability of the registration exemption provided by Regulation D under the Securities Act for the offer and sale by the Company of the Common Stock Shares pursuant to this Agreement; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.

(b) Performance of Covenants of Purchasers. Each of the Purchasers shall have performed, severally and not jointly, in all material respects all of its respective agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby, including payment of the Purchase Price of the Common Stock Shares it is purchasing hereunder as provided in Section 3.2 hereof.

(c) Execution and Delivery of the Other Transaction Documents. Concurrently with its execution and delivery of this Agreement, each Purchaser shall have executed and delivered all of the Other Transaction Documents required to be executed and delivered by it as provided in Section 3.2 hereof.

(d) Purchase Price. The Company has received the aggregate Purchase Price from such Purchaser in the amount set forth opposite such Purchaser’s name on Exhibit A hereto; provided, however, that this condition shall be satisfied if at or concurrently with the Closing, the Company receives such amount.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company. On the terms and subject to the conditions and limitations set forth hereinafter in this Article VIII, the Company agrees to indemnify and hold harmless and defend the Purchasers, and their respective managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, any of the Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, including the Purchasers, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses that are incurred by the Indemnified Parties that are caused directly by or result directly from any inaccuracy in or breach of any representation or warranty or covenant of the Company contained in this Agreement, as the same may have been modified by the Company Disclosure Schedules or SEC Reports, other than such portion of any actual or threatened claims or actual Losses to the extent attributable to the acts, errors or omissions on the part of any Purchaser.

8.2 Maximum Liability of the Company. Notwithstanding anything to the contrary that may be contained in this Article VIII or elsewhere in this Agreement, the maximum aggregate dollar amount of Losses for which the Company shall have liability to a Purchaser and its managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, whether pursuant to this Article VIII or otherwise, shall not exceed the aggregate Purchase Price paid by such Purchaser for the Common Stock Shares it has purchased pursuant to this Agreement.

8.3 Time Limits on Indemnification.

(a) Time Limit on Indemnification Obligations. The Company shall not have any liability to any Indemnified Party with respect to any Indemnification Claim which is not asserted on or before the three (3) year anniversary of the Closing Date (the “Indemnity Termination Date”).

(b) Pending Claims. Notwithstanding anything to the contrary contained above in this Section 8.3, the occurrence of the Indemnity Termination Date shall not affect any Indemnification Claim or an Indemnified Party’s right to recover any Losses that are the subject of that Claim, if the Claims Notice (as hereinafter defined) with respect thereto had been given to the Company prior to the Indemnity Termination Date (a “Pending Indemnity Claim”).

8.4 Procedures for Indemnification.

(a) Indemnification Claims. Following receipt from an Indemnified Party, of a written notice (a “Claims Notice”) asserting a claim for indemnification under this Article VIII (an “Indemnification Claim”) prior to the Indemnity Termination Date, the Company shall have forty-five (45) days to make such investigation of the Indemnification Claim as the Company considers desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Company the material information relied upon by the Indemnified Party to substantiate its Indemnification Claim and such forty-five (45) day period shall not commence until such information has been provided to the Company. If the Indemnified Party and the Company agree, at or prior to the expiration of such forty-five (45) day period (or any mutually agreed upon extension thereof), to the validity of the Indemnification Claim and amount of the Losses that the Indemnified Party is entitled to recover in respect of such Indemnification Claim from the Company (the “Undisputed Amount”), the Company shall immediately pay to the Indemnified Party the Undisputed Amount, thereof together with interest, from the date the Claims Notice was received by the Company to the date of payment of such Undisputed Amount, at a rate equal to the then applicable U.S. Treasury Rate for short term Indebtedness.

(b) Third Party Claims. If any claim or demand is asserted or any action, suit or other proceeding is filed or brought against an Indemnified Party by any third party, in respect of which a right to indemnification under this Article VIII may apply (a “Third Party Claim”), the Indemnified Party shall promptly provide to the Company a Claims Notice with respect to such Third Party Claim, provided that a failure to provide such a Claims Notice to the Company in a prompt manner shall not preclude any indemnification under this Article VIII, unless the Company is materially prejudiced by such failure. The Company, at its sole expense, shall have the right, exercisable by written notice to the Indemnified Party, given within fifteen (15) days after receipt of such Claims Notice, to assume, control, defend against, negotiate and otherwise deal with such Third Party Claim, with counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed); provided, however, that the Company carries out such defense in a diligent and bona fide manner. The Indemnified Party may participate in the defense of any such Third Party Claim which the Company is defending as provided in this Section 8.4(b) with counsel selected by the Indemnified Party solely at the cost and expense of the Indemnified Party. If the Company does not assume or diligently conduct the defense of a Third Party Claim in accordance with this Section 8.4(b), or the assumption of the defense of the Third Party Claim by the Company is reasonably likely to materially prejudice the Indemnified Party, then the Indemnified Party shall have the right to control such defense at the cost and expense of the Company. The party controlling the defense of such Third Party Claim shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto. Neither the Indemnified Party nor the Company shall have the right to settle any Third Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed. The Company and each Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Information Required in a Claims Notice. No Indemnification Claim asserted hereunder shall be effective and the Company shall have no liability hereunder for or with respect to such Claim, unless the Claims Notice with respect thereto (i) identifies the facts or circumstances then known to the Indemnified Party that are alleged to give rise to such Indemnification Claim in reasonable detail and a good faith estimate of the Losses for which the Indemnified Party is seeking indemnification hereunder based on the facts and circumstances known to the Indemnified Party at the time such Indemnification Claim is made and (ii) is delivered to the Company prior to the Indemnification Termination Date set forth in Section 8.3(a).

8.5 Other Provisions Applicable to Indemnification Claims.

(a) No Duplication of Indemnification Payments. All Indemnification Payments shall be calculated without duplication, including in any case in which (i) more than one of the Indemnified Parties seeks indemnification for the same Losses, or (ii) any events or circumstances giving rise to a breach of a particular representation or warranty contained in this Agreement also constitutes a breach of one or more other representations or warranties of the Company contained in contained in this Agreement, or (iii) any Indemnified Party seeks to recover the same Losses from more than one of the Indemnifying Parties.

(b) No Special, Consequential or Punitive Losses. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, Losses shall not include, and the Company shall not be liable under this Agreement for, any lost profits or special, exemplary, consequential or punitive damages except awarded pursuant to a Third Party Claim.

(c) Corporate Obligation. The indemnification obligations of the Company hereunder are corporate obligations and in no event and under no circumstance shall any officer, director, employee, agent or representative of the Company or the Bank have any personal liability to any Purchaser or any of the Indemnified Parties under this Article VIII.

(d) Insurance Proceeds. If an Indemnified Party receives any insurance proceeds with respect of or for any Losses for which it has theretofore been indemnified by the Company, the Indemnified Party shall forthwith reimburse the Company in an amount equal to the lesser of (i) the amount of such insurance proceeds, net of actual third party expenses incurred by the Indemnified Party, or (ii) the amounts paid by the Company to the Indemnified Party in respect of such Losses (“Indemnification Payments”). If such insurance proceeds are paid to the Indemnified Party prior to the time that the Company has made such Indemnification Payments, those insurance proceeds shall be credited against and to that extent shall reduce the amount of the Indemnification Payments that would otherwise be due hereunder by the Company to the Indemnified Party.

(e) Third Party Contribution or Reimbursement. Any Losses for which an Indemnified Party is determined to be entitled to indemnification hereunder shall be reduced by an amount equal to any contribution or other similar payment or reimbursement actually recovered or received by the Indemnified Party from any third Person with respect thereto.

8.6 Exclusivity. Notwithstanding any other provision to the contrary that may be contained elsewhere in this Agreement, except in the case of fraud, the parties agree that this Article VII shall contain the sole monetary rights and monetary remedies of each Purchaser for or in respect of any breach of the Company’s representations and warranties or covenants contained in this Agreement, including the right to recover money damages for or in respect of any Losses suffered or incurred by any of them and each Purchaser hereby expressly, with the intent to be legally bound, and forever waives any rights, both contractual and statutory, to seek or recover any monetary damages or awards for or in respect of any such breach or any such Losses, except in accordance with and subject to the terms, conditions and limitations set forth in this Article VIII. Without limiting the generality of the foregoing, each Purchaser agrees not to assert any claims or bring any action or proceeding against the Company or the Bank, under Rule 10b-5 of the Exchange Act. However, nothing in this Agreement shall limit any right to obtain or be awarded any non-monetary equitable remedy, including a temporary, preliminary or permanent injunction or an order of specific performance.

ARTICLE IX

ADDITIONAL AGREEMENTS OF THE PARTIES

9.1 Legends.

(a) Each Purchaser acknowledges that all certificates or other instruments representing the Common Stock Shares subject to this Agreement may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b) Compliance with Securities Act. Each Purchaser agrees not to sell or transfer any of the Common Stock Shares other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act. If a Purchaser asks the Company to register a transfer of the Common Stock Shares in a transaction that is not registered under the Securities Act or sold, assigned or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), the Company may refuse to register such transfer until it receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company, that the sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, the Common Stock Shares may be pledged in connection with a bona fide margin account or other bona fide loan or financing arrangement secured by the Common Stock Shares and such pledge of Common Stock Shares shall not be deemed to be a transfer, sale or assignment of the Common Stock Shares hereunder, and any Purchaser effecting such a pledge shall not be required to provide the Company with any other delivery with respect thereto pursuant to this Agreement or any other Transaction Document; provided, that in order to make any sale, transfer or assignment of Common Stock Shares, such Purchaser and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Removal of Legends. The restrictive legend set forth in Section 9.1(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Common Stock Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, (i) if and when such Common Stock Shares are sold pursuant to a resale registration statement that has been declared effective under the Securities Act and the Company has received from such holder a certification that such sale has been made in the manner described in the section of such registration statement entitled “Plan of Distribution” or otherwise describing the manner in which the securities registered thereunder are to be sold, (ii) upon request, if such Common Stock Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company) or otherwise pursuant to an exemption from registration under the Securities Act, or (iii) upon request, if such Common Stock Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, provided, that, in the case of the foregoing clauses (ii) and (iii), if requested by the Company, the holder of such Common Stock Shares has furnished or caused to be furnished a legal opinion from its counsel, reasonably acceptable to the Company and its counsel, to the effect that the removal of the legend is permitted by the Securities Act and the rules and regulations of the SEC thereunder. Any fees (of Company counsel) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by a Purchaser to the Company of a legended certificate or instrument representing such Common Stock Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Common Stock Shares that is free from all restrictive legends.

9.2 Securities Laws Disclosure. The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the date hereof, issue a press release (subject to Section 11.3 hereof) disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Other Transaction Documents (and attach as exhibits thereto this Agreement and the Other

Transaction Documents) (the “Form 8-K”). In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

9.3 Material Non-Public Information.

(a) The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the Closing Date of the Common Stock Sale, issue a press release (subject to Section 11.3 hereof) disclosing the consummation of the Common Stock Sale and file a Current Report on Form 8-K disclosing the material terms of the Common Stock Sale. In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

(b) Pursuant to the Amended Registration Rights Agreement, the Company shall file the Registration Statement (as defined in that Agreement) with the SEC. Until the Common Stock Sale either closes or is terminated without closing, the Purchasers will be in possession of material, non-public information about the Company. Following the date of closing (or termination, if applicable) of the Common Stock Sale, then, as of the earlier of (i) , the date the Company files its first Quarterly Report on Form 10-Q subsequent to the closing or termination of the Common Stock Sale, or (ii) the date that the Registration Statement is declared effective by the SEC (the “Inside Information Termination Date”), no Purchaser (unless such Purchaser or an individual designated by such Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements) shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the Registration Statement, the Company’s first Quarterly Report on Form 10-Q filed following the closing or termination of the Common Stock Sale or in prior filings with the SEC.

(c) From and after the earlier of (i) the Inside Information Termination Date, or (ii) the termination of this Agreement, except as otherwise expressly contemplated by this Agreement, for so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide such Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries without the express prior written consent of such Purchaser.

(d) For so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, in the event such Purchaser or its Affiliates has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from and after the earlier of the (i) Inside Information Termination Date, or (ii) the termination of this Agreement (except such material, nonpublic information provided to such Purchaser under an express provision of this Agreement), it may provide the Company with written notice thereof and the Company shall, within two (2) Business Days of receipt of such notice, review the information and make a good faith determination whether the Company believes that the information is material and nonpublic. If the Company determines that the information is both material and nonpublic, it shall (subject to the next sentence), within four (4) business days thereafter make public disclosure of such material, nonpublic information. Notwithstanding the preceding sentence, the Company shall not be required to publicly disclose such information if the Company is prevented from making such disclosure pursuant to a confidentiality agreement or law, rule or regulation applicable to the Company. If the Company determines that the information is either not material or already public, it will inform the Purchaser of its determination and the reasons therefor. In the event of either (i) a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, or (ii) such Purchaser disagrees with the determination by the Company that the information is either not material or already public, in addition to any other remedy provided herein or in the Agreement, such Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such nonpublic information as follows: the Purchaser shall submit a proposed press release or other disclosure to the Company for review and the Company shall review it promptly. If the Company has not responded within two (2) Business Days, the Purchaser’s proposed disclosure is deemed approved. The Company and the Purchaser shall negotiate in good faith the form and content of such disclosure for two (2) Business Days. If the Company and the Purchaser cannot agree on the disclosure after two (2) Business Days, the

Purchaser shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of such information.

(e) Notwithstanding anything in this Section 9.3 to the contrary, if an individual is designated by any Purchaser to the Board of Directors either as a Director or as an observer pursuant to the Amended Investor Rights Agreement and such individual terminates his position as a Director or observer, the Company shall not be obligated to comply with Section 9.3(d) with respect to such Purchaser (i) for a period of 180 days after the date of such individual’s resignation or (ii) until any other Director is permitted by the Company to trade such Director’s shares of Common Stock on the NASDAQ Global Select Market or other such securities market upon which the Common Stock is traded.

9.4 Reporting Status. Until (i) the date on which the Common Stock Shares have become eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Common Stock Shares and without volume or manner-of-sale restrictions, or (ii) the date on which the Purchasers shall have sold all the Common Stock Shares, whichever is earlier, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

9.5 Blue Sky Laws. The Company shall, on or before the Closing Date, take such action as the Company reasonably determines is necessary in order to obtain an exemption for or to qualify the Common Stock Shares for sale to each Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

9.6 Use of Proceeds. The Company will use all or substantially all of the proceeds from the sale of the Common Stock Shares as follows:

(i) $5.0 million will be retained by the Company to fund working capital requirements and for other general corporate purposes, including the payment of dividends on the Series B Shares and Series C Shares; and

(ii) the balance, after payment of expenses related to the transactions contemplated by this Agreement, will be used to make a capital contribution to the Bank.

Except as set forth above, in no event shall the proceeds be used for (i) the redemption or repurchase or any of its or its Subsidiaries equity securities or any dividend thereon or (ii) any other ventures or business opportunities not related to the current or contemplated business of the Company or the Bank.

9.7 Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Common Stock Shares), a register for the Common Stock Shares , in which the Company shall record the name and address of the Person in whose name the Common Stock Shares (including the name and address of each permitted transferee) and the number of such shares held. The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives.

9.8 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Purchaser) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

9.9 Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Company and the Bank shall operate their respective business in the ordinary course consistent with past practices, except as may be necessary or advisable to comply with any requirements of or restrictions imposed by any Governmental Authority.

9.10 Listing. The Company shall promptly secure the listing of all of the Common Stock Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of this Agreement and the Other Transaction Documents. The Company shall maintain the Common Stock’s authorization for listing on the NASDAQ Global Select Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Select Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 9.10.

9.11 Additional Registration Statements. Until the date that is ninety (90) calendar days from the earlier of (i) the Effective Date (as defined in the Amended Registration Rights Agreement) and (ii) the date all of the Registrable Securities (as defined in the Amended Registration Rights Agreement) may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, the Company will not file a registration statement under the Securities Act relating to securities that are not the Common Stock Shares, except for a registration statement with respect to shares issuable pursuant to a Benefit Plan or the resale of shares issuable pursuant to the Series B Stock Purchase Agreement.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) By either the Company or any Purchaser, if the Closing Date shall not have occurred on or before April 27, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (other than the requirement of such Party to have received any necessary approval from a Governmental Authority) shall have been a principal reason for or a principal cause of the failure of the Closing Date to occur on or before such Termination Date;

(b) By either the Company or any Purchaser, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) By a Purchaser if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.3 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by such Purchaser; or

(d) By the Company if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.4 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by the Company.

10.2 Alternative Strategic Proposals.

(a) Certain Definitions. For purposes of this Agreement and, more particularly this Section 10.2, the following terms shall have the meanings set forth below:

(i) “Alternative Strategic Proposal” means any written offer or proposal that contemplates or proposes (i) a merger, consolidation, business combination, or similar transaction involving the Company or the Bank with a Person other than a Purchaser or another person who is an Affiliate of any of the Purchasers or an Affiliate of the Company or the Bank (each, a “Non-Affiliated Person”), (ii) a sale, lease or other disposition directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 25% or more of the consolidated assets of the Company and its Subsidiaries, as applicable, to a Non-Affiliated Person, (iii) any issuance, sale, or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) to any Non-Affiliated Person of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) that will represent 40% or more of the Voting Securities of the Company immediately after the consummation of such issuance, sale or other disposition of such securities, (iv) any transaction, including any tender offer, in which any Non-Affiliated Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 40% or more of the outstanding Voting Securities of the Company, (v) any other transaction involving the sale or issuance by the Company of Common Shares or any other Voting Securities of the Company, or securities that are convertible or exercisable into or exchangeable for Voting Securities of the Company, that will represent 40% or more of the Company’s Voting Securities immediately after such sale or issuance, whether in a private or public offering or business, joint venture, merger, or other strategic transaction, or (e) any combination of the foregoing.

(ii) “Superior Strategic Transaction” means the transaction or series of transactions contemplated in or by an Alternative Strategic Proposal made by any Non-Affiliated Person, other than any of the Purchasers or their Affiliates, that (A) is on terms which the Company’s Board of Directors (the “Company Board”) or a Special Board Committee (as the case may be) concludes, in good faith (following consultation with the Company’s financial advisor and outside legal counsel), is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement from a financial point of view, and (B) is, in the good faith judgment of the Company Board or such Special Board Committee (as the case may be), reasonably likely to be completed materially on the terms proposed, taking into account the various legal, financial and regulatory aspects of such Alternative Strategic Proposal.

(iii) “Special Board Committee” means a committee of the Company Board which (A) has been authorized by the Company Board to consider and take action with respect to a an Alternative Strategic Proposal or Superior Strategic Transaction pursuant to this Section 10.2, due to a conflict of interest of one or more of the members of the Company Board (“Company Directors”) with respect thereto and (ii) is comprised solely of Company Directors who are disinterested with respect to such Alternative Strategic Proposal or Superior Strategic Transaction (that is, directors who do not have any material financial interest in such Transaction other than their interests as shareholders of the Company).

(b) Response to an Alternative Strategic Proposal. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, if, prior to the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated hereby:

(i) The Company or the Bank, or any of their respective Representatives, receives a written Alternative Strategic Proposal from any Person, which appears on its face to be bona fide, and the Company’s Board, or any Special Board Committee (as the case may be), determines in good faith, after consultation with the Company’s financial advisor, that such Alternative Strategic Proposal provides for or could reasonably be expected to lead to a Superior Strategic Transaction, then, after giving notice thereof to the Purchasers, the Company or its Representatives may (x) furnish non-public information with respect to the Company to the Person who has made such Alternative Strategic Proposal, or to any of its Representatives, pursuant to a confidentiality agreement containing terms and provisions in all material respects comparable to those contained in the Company’s confidentiality agreements with the Purchasers; provided that such non-public information either has previously been provided or made available, or is provided substantially concurrently with the time it is provided to such Person or its Representatives, to the Purchasers or any of their respective Representatives, and (y) participate or engage in discussions and negotiations with such Person or its Representatives regarding such Alternative Strategic Proposal.

(ii) The Company may terminate this Agreement in order to enter into an agreement with respect to any such Superior Strategic Transaction, but only if the Purchasers have received at least three (3) Business Days’ prior written notice that the Company is prepared to terminate this Agreement and the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated by this Agreement in order to proceed with the execution of an agreement or agreements providing for, or the implementation of, such Superior Strategic Transaction.

(iii) Nothing contained in this Section 10.2 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, failure to so disclose could reasonably be expected to result in a violation of the obligations of the Company or the Company Board under any Applicable Laws; provided that any such disclosure concerning any Purchaser shall be subject to Section 11.3.

10.3 Termination Fee. In the event of any termination of this Agreement by the Company pursuant to Section 10.2,, the Company shall pay a termination fee in the aggregate amount of $750,000 to the Carpenter Funds. If the Company Board or any Special Board Committee takes, agrees or resolves to take any action permitted by Section 10.2, subject to its compliance with the terms and provision of this Agreement (including, to the extent provided in this Agreement, payment of the termination fee by the Company) such action shall not, in any way, constitute a breach of this Agreement by the Company, and the payment of the termination fee set forth herein shall be the sole remedy of the Purchasers with respect to the termination of this Agreement.

10.4 Right to Purchase Warrants.

(a) In the event that (x) the Carpenter Funds terminate this Agreement pursuant to Sections 10.1(a) or 10.1(c) due to a failure of any of the conditions precedent set forth in Sections 7.2(a) or 7.3, and the failure of any such condition precedent was due to a breach by the Company of any of its representations and warranties in, or of any of its obligations under, this Agreement, or (y) the Company terminates this Agreement pursuant to Section 10.2, then, notwithstanding any other provision of this Agreement, the Purchasers shall have the right to purchase Warrants at a purchase price at a rate of $0.125 per Warrant Share covering a total of 408,834 Warrant Shares for a total purchase price of $51,104.25.

(b) If (x) this Agreement is terminated pursuant to Section 10.1, or (y) this Agreement has not been terminated and is still in effect but the Closing has not yet occurred as of the one year anniversary of the date hereof, and (z) the provisions of Section 10.4(a) do not apply, then, notwithstanding any other provision of this Agreement, the Purchasers shall have the right to purchase Warrants at a purchase price at a rate of $0.125 per Warrant Share covering a total of 104,323 Warrant Shares for a total purchase price of $13,040.38; and

(c) The Company shall notify each Purchaser in writing within ten (10) Business Days after the occurrence of an event under either Section 10.4(a) or 10.4(b), as applicable, notifying each Purchaser that such Purchaser has five (5) Business Days following the receipt of such notice to elect to purchase Warrants pursuant to Section 10.4(a) or 10.4(b), as applicable. Each Purchaser who elects to purchase the Warrants in accordance with this Section 10.4 shall notify the Company in writing within five (5) Business Days following the receipt of such notice from the Company, stating its election to purchase the Warrants and the number of Warrant Shares, up to the maximum number set forth in Section 10.4(a) or 10.4(b), as applicable. The Company shall, not later than five (5) Business Days after receipt of such election, deliver a Warrant for the number of Warrant Shares such Purchaser has elected to purchase, against payment of the purchase price therefor paid in cash by wire transfer of same day funds to the Company pursuant to the wire instructions provided by the Company.

10.5 Remedy due to Failure of Certain Conditions Precedent. In the event that the Company fails to satisfy, prior to the Termination Date, any or all of the conditions precedent set forth in Section 7.3(d) (capital ratios), then the Purchasers’ sole remedy as a result thereof will be limited to terminating this Agreement pursuant to

Section 10.1 (with respect to the Purchasers’ rights and obligations under this Agreement); provided, however, that the Purchasers shall retain the right to purchase Warrants pursuant to Section 10.4, if such Section applies.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of California.

(b) Consent to Jurisdiction. Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction any state or federal court sitting in the County of Orange, State of California, in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such proceeding. Each Party hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.1.

11.2 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.3 Press Releases. The Company and the Purchasers shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or policies of the NASDAQ Global Select Market.

11.4 Notices. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the fifth business day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn.        Raymond E. Dellerba

Tel: (714) 438-2500

Fax: (714) 438-1084

With a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attn:        Ben A. Frydman, Esq.

Tel: (949) 725-4150

Fax: (949) 823-5150

If to the Purchasers, to the address set forth on Exhibit A.

11.5 Entire Agreement. This Agreement, the Exhibits hereto, any matters Previously Disclosed and any documents executed by the Parties simultaneously herewith represent the entire understanding and agreement of the Parties with reference to the transactions set forth herein and supersede all prior understandings and agreements (written or oral) made by the Parties. Except as otherwise expressly provided herein, no Person other than the Parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

11.6 No Assignment; Successors and Assigns. No party hereto may assign any of its rights or delegate any of its duties under this Agreement, except that the Purchasers may assign any such rights (but only with all related obligations) to their respective Affiliates; provided that (a) prior to such assignment, the Company is furnished with written notice stating the name and address of such assignee, and (b) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. Subject to the foregoing restriction on assignment, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

11.7 Waiver and Amendment. Except with respect to statutory requirements, and subject to the provisions of the last sentence of this Section, any party hereto may by written instrument extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions to its obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein. No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided in this Agreement, an amendment of this Agreement or the waiver or modification of any provision of this Agreement will be effective only upon the written consent of (i) the Company, on the one hand, and (ii) Purchasers, on the other hand; provided that if Section 9.14 is deemed to confer control of the Company on any Purchaser (other than a Purchaser that is, or elects to be, a bank holding company (as such term is defined in the BHCA)), the Company and the Purchasers shall make good faith efforts to amend Section 9.14 solely as necessary to not confer control of the Company on such Purchaser.

11.8 Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of or be considered in connection with the interpretation of any of the terms or provisions of this Agreement.

11.9 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts, and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

COMPANY:	PACIFIC MERCANTILE BANCORP

	By:	/s/ RAYMOND E. DELLERBA
		Name:	Raymond E. Dellerba
		Title:	President and CEO

	By:	/s/ NANCY A. GRAY
		Name:	Nancy A. Gray
		Title:	Senior Executive Vice President & CFO

PURCHASERS:	CARPENTER COMMUNITY BANCFUND, L.P.; and CARPENTER COMMUNITY BANCFUND-A, L.P.

	By:	CARPENTER FUND MANAGER GP, LLC, their General Partner

		By:	/s/ JOHN FLEMMING
			Name:	John Flemming
			Its:	Managing Member

[Signature Page to Amended & Restated Common Stock Purchase Agreement]

EXHIBIT A

ALLOCATION OF COMMON STOCK SHARES

AND WARRANTS BETWEEN THE PURCHASERS

	Common Stock		Warrants
Purchasers	Number of Common Shares(1)	Total Purchase Price	Number of Warrants	Total Warrant Price(2)
Carpenter Community Bancfund, L.P.	142,843	$894,197	13,900	$1,793.20
Carpenter Community Bancfund – A, L.P.	4,058,434	25,405,803	394,934	49,265.05

Totals	4,201,277	$26,300,000	408,834	$51,104.25

(1)	Assumes that the Purchase Price of the Common Shares will be $6.26 per share. The Purchase Price may increase above $6.26 per share, if and to the extent the Company’s Book Value per share has increased above $6.26 on or before the consummation of the sale of the Common Shares pursuant to this Agreement. In that event, the numbers of Common Shares set forth in this column will be reduced accordingly.
(2)	The amounts set forth in this column are the prices that the respective Carpenter Funds are required to pay for the Warrants themselves. Each Warrant will represent a right to purchase one share of Company Common Stock for a purchase price of $6.26 per share.

Addresses of Common Stock Shares Purchasers

With a copy to:
Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614 Attention: John Flemming	Robert Sjogren, Esq. Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614

A-1

EXHIBIT B

TO

AMENDED & RESTATED COMMON STOCK PURCHASE AGREEMENT

FORM OF COMMON STOCK PURCHASE WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

PACIFIC MERCANTILE BANCORP

A California Company

COMMON STOCK PURCHASE WARRANT

Warrant No. B-	Issue Date: , 201
Warrant Shares:

This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received,             (“Holder”) is entitled, on the terms and conditions hereinafter set forth, at any time on or after the Exercise Trigger Date (as hereinafter defined) and until the close of business on the Termination Date (as hereinafter defined) but not thereafter, to purchase from Pacific Mercantile Bancorp, a California corporation (the “Company”), up to             shares of the Company’s Common Stock (“Warrant Shares”). The purchase price of one Warrant Share shall be equal to the Exercise Price, as defined in Section 1(s) hereof.

1. Definitions of Certain Terms. Unless the context in they are used clearly indicates otherwise, the following terms have the respective meanings set forth below:

(a) “Amended CSPA” means that certain Amended & Restated Common Stock Purchase Agreement dated as of February 28, 2012 by and between the Company and the Carpenter Funds pursuant to which the Carpenter Funds have agreed to purchase from the Company, $26,300,000 of shares of Common Stock at the per share Purchase Price (as defined in the Amended CSPA).

(b) “Applicable Exercise Price” means the Exercise Price of this Warrant as in effect at any given time during the term of this Warrant.

(c) “Book Value per Share” shall mean, as of any given date, the Company’s common shareholders’ equity (inclusive of goodwill and other intangible assets, if any), divided by the total number of shares of Company Common Stock outstanding, as determined from its then most recently filed report under the Securities Exchange Act of 1934, as amended, that contains consolidated financial statements of the Company.

(d) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Los Angeles, California, are generally required or authorized by law to be closed.

(e) “Carpenter Common Shares” means the shares of Common Stock sold and issued by the Company to the Carpenter Funds and purchased by the Carpenter Funds from the Company pursuant to and on the terms and conditions set forth in the Amended CSPA.

(f) “Carpenter Funds” means Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P., each of which is a Delaware limited partnership the general partner of which is Carpenter Fund Manager GP, LLC.

(g) “Closing Price” of the Common Stock on any date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not listed for trading on the NASDAQ Global Select Market on such date, the Closing Price of the Common Stock on such date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted; or, if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined in good faith by a nationally recognized investment banking firm selected by the Board of Directors, the fees and expenses of which shall be borne by the Company. For purposes of this Warrant, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com).

(h) “Common Stock” means the common stock, without par value, of the Company.

(i) “Common Stock Equivalent” means any security that is, including any options, warrants or other purchase rights that are, convertible or conditionally convertible into or exercisable or exchangeable for shares of Common Stock.

(j) “Company” means Pacific Mercantile Bancorp, a California corporation.

(k) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options and the Warrants.

(l) “Depository Institution” means a bank or any other corporation or federal association organized under the laws of any state of the United States or federal law which accepts and maintains deposits from the general public that are insured by the Federal Deposit Insurance Corporation (the “FDIC”) and makes loans or other extensions of credit

(m) “Exercise Date” has the meaning set forth in Section 4.1 of this Warrant.

(n) “Exercise Documents” has the meaning given to such term in Section 4.1 of this Warrant.

(o) “Exercise Price” means $6.26 per Share, which shall be subject to adjustment as and to the extent provided in Section 5 of this Warrant.

(p) “Exercise Trigger Date” means the earliest date as of which all of the conditions set forth in Section 3 hereof have been satisfied.

(q) “Holder” means a record holder of the Warrant or Warrant Shares.

(r) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or to acquire Convertible Securities, but shall not include the Warrants.

(s) “Original Issue Date” has the meaning set forth in Section 3.1 hereof.

(t) “Parent” of a Depository Institution means a corporation or other entity which owns, directly or indirectly, more than a majority of the Voting Securities of such Depository Institution.

2

(u) “Person” means a legal person, including any natural person, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or estate

(v) “Registration Rights Agreement” means that certain Registration Rights Agreement, in the form attached as Exhibit C to the Amended CSPA, which Registration Rights Agreement will be entered into concurrently with the consummation of the sale of the $26.3 million of shares of Company Common Stock pursuant to the Amended CSPA.

(w) Registration Statement” shall have the meaning given to such term in the Amended Registration Rights Agreement.

(x) “Reorganization Transaction” means the consummation of any of the following, whether in a single transaction or series or related transactions:

(i) an acquisition, merger or consolidation of the Company, or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company, with any other Person (other than a merger or consolidation of the Company or any such subsidiary of the Company with an Affiliate of any of the Original Series B Investors), or any combination of the foregoing in one or more related transactions; or

(ii) a sale, disposition, or long-term lease by the Company of all or substantially all of the Company’s assets.

(y) “SBAV” means SBAV LP, a Delaware limited partnership, an Affiliate of the Clinton Group, Inc., and Affiliates thereof.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “SEC” shall mean the U.S. Securities and Exchange Commission and any successor agency thereto.

(bb) “Series B Closing Date” means August 26, 2011, which was the date on which the sale and purchase of the Series B Shares were consummated pursuant to the Series B SPA.

(cc) “Series B CoD” means the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series B-1 Convertible 8.4% Noncumulative Preferred Stock and the Series B-2 Convertible 8.4% Noncumulative Preferred Stock, in the form filed with the California Secretary on August 16, 2011 and as the same may be amended hereafter.

(dd) “Series B-1 Preferred Stock” and “Series B-1 Shares” each refers to the Company’s Series B-1 Convertible 8.4% Noncumulative Preferred Stock authorized under the Series B CoD.

(ee) “Series B-2 Preferred Stock” and “Series B-2 Shares” each refers to the Company’s Series B-2 Convertible 8.4% Noncumulative Preferred Stock authorized under the Series B CoD.

(ff) “Series B Preferred Stock” and “Series B Shares” each refers to the Series B Shares issued pursuant to the Series B SPA.

(gg) “Series B Shares” means the 112,000 Series B Shares sold pursuant to the Series B SPA, consisting of 37,000 Series B-1 Shares and 75,000 Series B-2 Shares.

(hh) “Series B SPA” means that certain Series B Stock Purchase Agreement dated as of August 26, 2011, pursuant to which the Company sold and the Carpenter Funds and SBAV purchased the Series B Shares.

3

(ii) “Series C CoD” means the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Company’s 8.4% Noncumulative Series C Preferred Stock, in the form filed with the California Secretary on August 16, 2011 and as the same may be amended hereafter.

(jj) “Series C Preferred Stock” and “Series C Shares” each means shares of the Company’s Series C 8.4% Noncumulative Preferred Stock which are issuable as contemplated by and on the terms and conditions set forth in the Series B CoD.

(kk) “Termination Date” means the date that is the fourth anniversary of the Original Issue Date.

(ll) “Trading Day” means a day on which the shares of the Company’s Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm) “Voting Securities” means shares of any class or series of capital stock of the Company or of a Depository Institution or other corporation, as the case may be, that are then entitled to be voted by the holders thereof (either as a separate class or series, or together with any other class or series of the capital stock thereof) generally in the election of directors of the Company, such Depository Institution or other corporation.

(nn) “Warrant Exercise Period” means the period of time commencing on the Exercise Trigger Date and ending at 5:00 P.M. Pacific Time on the Termination Date.

(oo) “Warrants” means this Warrant and any Warrants of like form and tenor issued as contemplated by or pursuant to the Amended CSPA and shall include any Warrant which is issued hereafter either (i) on any partial exercise of a Warrant pursuant to Section 4.5 below, or (ii) as a replacement of a lost, stolen, destroyed or mutilated Warrant, as provided in Section 10 hereof.

(pp) “Warrant Shares” has the meaning given to such term in the opening paragraph of this Warrant.

2. Warrant Price. It is hereby acknowledged and agreed that the consideration for this Warrant is equal to the product of $0.125 and the number of Warrant Shares set forth on the first page of this Warrant, or $            in the aggregate (the “Warrant Price”).

3. Issuance and Exercisability of Warrant.

3.1 Issuance of Warrant. This Warrant shall be issued on the date that is the earlier of (i) the consummation of the purchase by the Carpenter Funds of the Carpenter Common Shares pursuant to the Amended CSPA and (ii) subject to Section 3.2, the first (1st) anniversary of the Series B Closing Date, against payment of the Warrant Price in cash to the Company. The date of the issuance of this Warrant pursuant to this Section 3.1 shall sometimes be referred to in this Warrant as the “Original Issue Date”.

3.2 Condition Precedent to Exercisability of the Warrants. It shall be a condition precedent to the right of the Holders of the Warrants, including this Warrant, to exercise their respective Warrants that the Company shall have consummated, during the period between the Original Issue Date and the Termination Date of the Warrants, an acquisition, by (i) merger, (ii) the purchase of the outstanding shares or (iii) the purchase of all or substantially all of the assets and the assumption of all or substantially all of the liabilities, of a Depository Institution, or of the Parent of a Depository Institution, with total assets of more than $250 million.

4. Exercise of Warrant; Payment of Warrant Exercise Price and Issuance of Warrant Shares.

4.1 Exercise of Warrant. The Holder of this Warrant may exercise this Warrant, at any time in whole or from time to time in part, during the Warrant Exercise Period at the then Applicable Exercise Price per Warrant Share, upon (a) delivery to the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626,

4

Attention: President, or at such other office or agency as the Company may designate in writing, (i) the originally signed copy of this Warrant, and (ii) a completed Warrant Exercise Notice in the form attached hereto as Exhibit A, signed by the Holder (collectively referred to herein as the “Exercise Documents”), and (ii) the payment, in full, in the manner set forth in Section 4.2 or Section 4.3 (as applicable) below, of the Aggregate Exercise Price (as hereinafter defined) payable with respect to the Warrant Shares then being purchased. The “Exercise Date” of any exercise of this Warrant (whether in whole or in part) shall be the later of (x) the date on which the Company received the completed Exercise Documents signed by Holder, and (y) the date on which the Company received the payment of the Aggregate Exercise Price payable with respect to the number of Warrant Shares then being purchased on such exercise. The Warrant Shares that are the subject of such exercise will be deemed to have been issued, and the portion of this Warrant then being exercised shall cease to be outstanding, effective as of the close of business (Pacific Time) on such Exercise Date.

4.2 Payment of Exercise Price. The amount payable by Holder for the purchase of any of the Warrant Shares upon exercise (in whole or in part) of this Warrant shall be an amount equal to the then Applicable Exercise Price multiplied by the number of Warrant Shares for which Holder is then exercising this Warrant (the “Aggregate Exercise Price”). Except as otherwise provided in Section 4.3 below, the Aggregate Exercise Price shall be payable to the Company by bank cashiers check or by wire transfer of immediately available funds.

4.3 Cashless Exercise. If, (a) the Company has, pursuant to Section 2.1 of the Registration Rights Agreement, filed the Registration Statement with the SEC, but the Registration Statement has not become effective under the Securities Act within 120 days thereafter and the Holder delivers thereafter, and prior to the effective date of such Registration Statement, the Exercise Documents with respect to any of the Warrant Shares which are then purchasable by the Holder pursuant to the terms of this Warrant, or (b) although such Registration Statement is effective, there is a Suspension (as set forth in Section 3.1 of the Registration Rights Agreement), which continues for a period of fifteen (15) consecutive days and the Holder delivers thereafter, and before the end of such Suspension, a Warrant Exercise Notice with respect to any of the Warrant Shares which are then purchasable by the Holder pursuant to the terms of this Warrant, then, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price of the Warrant Shares the Holder is then purchasing, the Holder may elect, by written notice (which may accompany or be delivered separately from the Exercise Notice) to the Company, to receive upon such exercise the “Net Number” of Warrant Shares determined in accordance with the following formula (a “Cashless Exercise”):

Net Number	=	(A x B) – (A x C)
B

For purposes of the foregoing formula:

A	=	the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B	=	the arithmetic average of the Closing Prices of the Common Stock for the five (5) most recent Trading Days ending on the date immediately preceding the Exercise Date.

C	=	the Applicable Exercise Price for such Warrant Shares.

4.4 Furnishing of Notice of Exercise to Transfer Agent. As soon as practicable, but in any event within two (2) Business Days, after receipt of both (i) the originals of the Exercise Documents with respect to the number of Warrant Shares then being purchased by the Holder and (ii) the payment of the Aggregate Exercise Price thereof, if any, the Company shall send via facsimile or email to the Transfer Agent a copy of the Exercise Notice that was completed and signed by the Holder. Such facsimile or email to the Transfer Agent shall constitute an instruction to the Transfer Agent to process such Exercise Notice and issue the Warrant Shares in accordance with the terms set forth in this Section 4.

4.5 Issuance of Warrant Shares. As soon as practicable following the date on which the Transfer Agent has received such instruction the Transfer Agent shall issue and dispatch by overnight courier to the address

5

specified in the Exercise Notice, a certificate, registered in the Company’s share register, in the name of the Holder, evidencing its ownership of the number of shares of Common Stock which the Holder has purchased on such exercise.

4.6 Issuance of New Warrant on Partial Exercises. If Holder exercises this Warrant for a number of Warrant Shares that are fewer than the number then purchasable under this Warrant, upon such partial exercise, at its sole expense the Company will promptly (and in no event later than five (5) Business Days after the Exercise Date thereof), issue and deliver a new Warrant of like tenor to the Holder representing the number of Warrant Shares that remain unexercised after giving effect to such partial exercise.

5. Anti-Dilution Adjustments to Exercise Price.

5.1 Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date subdivide the outstanding Common Stock, the Applicable Exercise Price in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Exercise Price in effect immediately before such combination shall be proportionately increased and the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.2 Adjustment for Dividends and Distributions in Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event:

(a) the Applicable Exercise Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Exercise Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(b) the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding after giving effect to such dividend or distribution.

Notwithstanding the foregoing, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Exercise Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions.

5.3 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Exercise Price pursuant to this Section 5, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which this Warrant is then exercisable) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time the Holder of this Warrant (but in any event not later than 20 days following such request), furnish or cause to be furnished to such Holder a certificate setting forth

6

(i) the Applicable Exercise Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

6. Adjustments for Reorganization Transactions. If the Company enters into a definitive agreement providing for it to consummate a Reorganization Transaction (a “Reorganization Transaction Agreement”), then:

6.1 The Company shall provide or cause to be provided to the Holder of this Warrant then outstanding, written notice of the pending Reorganization Transaction not later than twenty (20) calendar days preceding the expected consummation date of such Reorganization Transaction, accompanied by a copy of the Reorganization Transaction Agreement (if such Agreement had not been previously sent to the Holder of this Warrant).

6.2 If the Reorganization Transaction Agreement provides that, on consummation of the Reorganization Transaction, the outstanding shares of the Company’s Common Stock will be converted into or exchanged for other securities, cash or other property, or any combination thereof (the “Reorganization Consideration”), then, subject to Section 6.3 below, if (i) the condition precedent in Section 3.2 above will not be satisfied prior to the consummation of the Reorganization Transaction, the Warrants (including this Warrant) shall nevertheless automatically become exercisable immediately prior to the consummation of such Reorganization Transaction and (ii) the amount or fair value of the Reorganization Consideration (determined as provided in the Reorganization Transaction Agreement) per share of Company Common Stock exceeds the then Exercise Price payable for each Warrant Share (such excess, the “Spread”), then, provision shall be made for the Holder of this Warrant to elect, effective on consummation of the Reorganization Transaction, to cancel this Warrant in exchange for the receipt of Reorganization Consideration in an amount or with a fair value (as the case may be) equal to the product of the Spread and the number of Warrant Shares for which this Warrant is being cancelled by the Holder; provided, however, that if and to the extent this Warrant is not so cancelled or exercised at the time of or prior to the consummation of such Reorganization Transaction, this Warrant shall automatically terminate unexercised.

6.3 Notwithstanding anything to the contrary that may be contained in this Section 6 or elsewhere in this Warrant, however, if the Reorganization Transaction is abandoned or otherwise terminated and, therefore, is not consummated, then, the Warrants, including this Warrant, shall thereupon automatically revert to their status either (i) as exercisable Warrants if the condition precedent set forth in Section 3.2 had been satisfied prior to such abandonment or termination of the Reorganization Transaction, or (ii) as Warrants not yet exercisable if the condition precedent in Section 3.2 above had not yet been satisfied, in either case to the same extent as if the Reorganization Transaction Agreement had never been entered into by the Company.

7. Notice of Record Date. In the event that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of this Warrant) for the purpose of (i) entitling or enabling them to receive any dividend or other distribution, (ii) to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities or to receive any other security, or (iii) any reorganization of the Company or any reclassification of the Common Stock, or (v) the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Holder of this Warrant a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, liquidation, dissolution or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon any such transaction or event, and the amount per share and character of such exchange applicable to this Warrant and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8. Fractional Shares. No fractional Warrant Share will be issued as a result of any exercise of this Warrant. Instead, the Company shall pay to the Holder an amount in cash, equal to the product of the Applicable Exercise Price per Warrant Share and such fractional Warrant Share, in lieu of any fractional share of Common Stock otherwise issuable upon any exercise (either in whole or in part) of this Warrant.

7

9. Reservation of Shares. The Company agrees that the number of shares of Common Stock or other securities sufficient to provide for the exercise of this Warrant upon the basis set forth above will, at all times during the period from the Exercise Trigger Date to the Termination Date of this Warrant, be reserved for issuance on any exercise of this Warrant. If at any time during such period the Company does not have a sufficient number of shares of Common Stock or other securities authorized to provide for the exercise of this Warrant, the Company shall take such actions as may be reasonably necessary to increase the number of authorized shares of Common Stock or other securities to provide for exercise of this Warrant.

10. Validity of Shares. All shares of Common Stock or other securities deliverable upon the exercise of the Warrant will be duly and validly issued, and, in the case of capital stock, will, when issued and delivered against payment therefor as provided in the Warrant, be fully paid and nonassessable, and the Company will pay all documentary and transfer taxes, if any, in respect of the original issuance thereof upon exercise of this Warrant.

11. Legends and Restrictions on Transfer.

11.1 Holder acknowledges that this Warrant and all certificates or other instruments representing the Warrant Shares may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

11.2 Compliance with Securities Act. Holder agrees not to offer for sale, sell, transfer or assign this Warrant, in whole or in part, or any Warrant Shares, other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act. If Holder asks the Company to recognize and record in its Warrant or share register, as applicable, a transfer of this Warrant or any such Warrant Shares in a transaction that is not registered under the Securities Act or sold, assigned or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), the Company may refuse to do so until the Company receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company that the sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, this Warrant and the Warrant Shares may be pledged in connection with a bona fide margin account or other bona fide loan or financing arrangement secured by this Warrant or such Warrant Shares and such pledge shall not be deemed to be a transfer, sale or assignment of this Warrant, or such Warrant Shares, and Holder shall not be required to provide the Company with any other delivery with respect to any such pledge pursuant to this Warrant; provided, that in order to make any sale, transfer or assignment of this Warrant, in whole or in part, or any Warrant Shares, Holder and its pledgee shall be required to make such sale, transfer or assignment in accordance with or pursuant to a registration statement or an exemption under the Securities Act and satisfy the applicable requirements of this Section 11.2.

11.3 Removal of Legends. The restrictive legend set forth in Section 11.1 above shall be removed from this Warrant and any Warrant Shares, and the Company shall issue a certificate to the holder of this Warrant or the applicable Warrant Shares without such restrictive legend or any other restrictive legend upon which it is stamped or issue to such holder of this Warrant or such Warrant Shares by electronic delivery at the applicable balance account at DTC, (i) if and when this Warrant or such Warrant Shares are sold pursuant to a resale registration statement that has been declared effective under the Securities Act and the Company has received from such holder a certification that such sale has been made in the manner described in the section of such registration statement entitled “Plan of Distribution” or otherwise describing the manner in which the securities registered thereunder are to be sold, (ii) upon request, if this Warrant or such Warrant Shares are sold or transferred pursuant to Rule 144 (if the transferor is

8

not an Affiliate of the Company) or otherwise pursuant to an exemption from registration under the Securities Act, or (iii) upon request, if this Warrant or such Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, provided, that, in the case of the foregoing clauses (ii) and (iii), if requested by the Company, the holder of this Warrant or such Warrant Shares has furnished or caused to be furnished a legal opinion from its counsel, reasonably acceptable to the Company and its counsel, to the effect that the removal of the legend is permitted by the Securities Act and the rules and regulations of the SEC thereunder. Any fees (of Company counsel) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by a the holder of this Warrant or such Warrant Shares of a legended certificate or instrument representing this Warrant or such Warrant Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer), deliver or cause to be delivered to such holder a certificate or instrument (as the case may be) representing this Warrant or such Warrant Shares that is free from all restrictive legends

11.4 Transfers. This Warrant may be offered for sale, sold, transferred or assigned by Holder only in compliance with Section 11.2 above. Upon any sale or other transfer of this Warrant, in whole or in part, by the Holder which complies with all of the terms and conditions set forth in Section 11.2 above (a “Permitted Transfer”), the Holder shall surrender this Warrant to the Company together with a written assignment of this Warrant, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant, registered in the name of the transferee to which the Permitted Transfer is to be made (the “Permitted Transferee”), representing the right to purchase the number of Warrant Shares that are being transferred in such Permitted Transfer. If less than the total number of Warrant Shares then underlying this Warrant is being transferred to the Permitted Transferee, then, a new Warrant shall be delivered to the Holder (in accordance with Section 4.6) representing the right to purchase the number of Warrant Shares not being transferred (the “Retained Warrant Shares”). If the Warrant that is the subject of any Permitted Transfer contains a legend placed or endorsed thereon pursuant to Section 11.1 hereof, then, unless the Holder is entitled, at the time of the Permitted Transfer or by reason thereof, to have such legend removed from such Warrant on the terms and subject to conditions set forth in Section 11.3 above, the new Warrant to be registered in the name of the Permitted Transferee and any Warrant to be issued to the Holder pursuant to Section 4.6 above evidencing its right to purchase the Retained Warrant Shares shall bear the restrictive legend required by Section 11.1 hereof.

12. Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it from the Holder of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of a lost certificate affidavit and an agreement and indemnity bond reasonably acceptable to the Company to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of this Warrant and, in the case of mutilation, upon surrender and cancellation of this mutilated Warrant, the Company shall execute and deliver to the Holder a new Warrant of like tenor representing the right to purchase the Warrant Shares then underlying this Warrant.

13. No Rights as a Shareholder. Except as otherwise provided herein, the Holder of this Warrant will not, by virtue of the ownership of the Warrant, be entitled to any rights of a shareholder of the Company.

14. Notices. Any notices or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the fifth business day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn. President

Tel: (714) 438-2500

Fax: (714) 438-1084

9

If to the Holder:

to the address set forth immediately below the Holder’s name on the signature page hereof.

15. Applicable Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws principles thereunder.

16. Entire Agreement. This Warrant and the documents or instruments referred to herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

17. Waiver and Amendment.

17.1 Waiver. Each of the Company and Holder (each a “party”) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive compliance by the other party with any of its obligations or covenants contained herein; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by whichever of the parties is to be bound thereby, but no such extension or waiver and no failure to insist on strict compliance by the other party with an obligation or covenant hereunder of such other party shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation or covenant or any failure to comply therewith by the party whose performance was waived.

17.2 Amendment. This Warrant may not be amended or modified except by means of a written agreement or instrument executed by the Company or the Holder which expressly states that it is amending or constitutes an amendment of this Warrant.

18. No Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any transfer of assets or scheme or arrangement, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.

19. Remedies. The Company stipulates that the remedies at law in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation or threatened violation of any of the terms hereof.

20. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

21. Headings. The headings of the various sections and subsections of this Warrant have been inserted for convenience of reference only and shall not be deemed to be part of or be considered in connection with the interpretation of any of the terms or provisions of this Warrant.

[Signature Page of this Warrant follows]

10

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date set forth below by an officer thereof thereunto duly authorized:

Dated as of , 201	PACIFIC MERCANTILE BANCORP

By:
Name:
Title:

Received and Accepted this day of February 201

Holder:

By:
Name:
Title:

[Signature Page of Warrant]

PACIFIC MERCANTILE BANCORP

COMMON STOCK PURCHASE WARRANT

EXERCISE NOTICE

The undersigned Holder of Common Stock Purchase Warrant No. B-            , dated as of             , 201     (the “Warrant”), of Pacific Mercantile Bancorp, a California corporation (the “Company”), hereby exercises the right to purchase                         shares of Common Stock (“Warrant Shares”) in accordance with the terms of the Warrant, a copy of which is attached hereto (and the original of which has been delivered to the Company together with the originally signed copy of this Notice). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

The Holder certifies that it has paid the aggregate Exercise Price for the Warrant Shares in the sum of $            to the Company in accordance with the terms of the Warrant.

Please issue the Warrant Shares in the following name and to the following address:

Issue to1:
Address:

Tax ID Number (If applicable):

Telephone Number:
Facsimile Number:

Date:
[HOLDER]

(Please Print)
By:
Name:
Title:

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT.]

1. NOTE: Unless the shares may be issued without legend pursuant to the Transfer Agent Instructions dated             , 2011, the shares must be issued in the name of the Holder.

ACKNOWLEDGMENT

Pacific Mercantile Bancorp (the “Company”) hereby acknowledges this Exercise Notice and the receipt of the Warrant being exercised and payment of the aggregate Exercise Price for the Warrant Shares being purchased, as set forth in the Warrant Holder’s Exercise Notice and hereby directs [—] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [—],2012 from the Company and acknowledged and agreed to by [—].

Date: , 201		PACIFIC MERCANTILE BANCORP

By:
Name:
Title: